UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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THE SHERWIN-WILLIAMS COMPANY
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The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 18, 2012

The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 West Prospect Avenue, Cleveland, Ohio on Wednesday, April 18, 2012 at 9:00 A.M., local time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at 9 and to elect the 9 director nominees named in the attached Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To approve, on an advisory basis, compensation of the named executives;

3.	To approve the amendment and restatement of the 2007 Executive Performance Bonus Plan;

4.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm;

5.	To consider a shareholder proposal if presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on February 24, 2012, the record date for the Annual Meeting, are the only shareholders entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly vote on the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

L. E. STELLATO

Secretary

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

March 7, 2012

ADMISSION TO THE 2012 ANNUAL MEETING.

You are entitled to attend the Annual Meeting only if you were a Sherwin-Williams shareholder at the close of business on February 24, 2012. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting. Please refer to the section entitled “How can I attend the Annual Meeting?” for further information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 18, 2012.

Sherwin-Williams’ Proxy Statement and 2011 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

THE SHERWIN-WILLIAMS COMPANY

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

PROXY STATEMENT

March 7, 2012

GENERAL INFORMATION

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on April 18, 2012. We began mailing these proxy materials to our shareholders on March 7, 2012. The use of the terms “we,” “us” and “our” throughout this Proxy Statement refers to Sherwin-Williams and/or its management.

We are enclosing our Annual Report to Shareholders for the year ended December 31, 2011 with these proxy materials. We may submit additional financial and other reports at the Annual Meeting, but we do not intend to take any action relating to those reports.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Proposal	Board Recommendation
1. Election of Directors	FOR
2. Advisory approval of compensation of named executives	FOR
3. Amendment and Restatement of 2007 Executive Performance Bonus Plan	FOR
4. Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR
5. Shareholder Proposal	AGAINST

In addition, our management will report on Sherwin-Williams’ performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting only if you were a record holder of our common stock or our ESOP serial preferred stock at the close of business on February 24, 2012, the record date for the Annual Meeting. At the close of business on the record date, 103,829,953 shares of common stock and 147,690 shares of ESOP serial preferred stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Most shareholders have a choice of voting by mail, on the Internet, by telephone or in person at the Annual Meeting.

Voting by Mail.    If you are a shareholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposal 5. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone.    If you are a shareholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a shareholder of record and you vote on the Internet or by telephone, your vote must be received by 11:00 p.m. E.D.T. on April 17, 2012; you should not return your proxy card.

If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.

Voting in Person.    All shareholders may vote in person at the Annual Meeting. Shareholders of record may also be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the New York Stock Exchange, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2, 3 and 5 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1, 2, 3 and 5, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 4 is considered a routine matter and, therefore, broker non-votes are not expected to exist on that proposal.

Who tabulates the votes?

Representatives of Wells Fargo Shareowner Services will tabulate the votes and act as inspectors of election at the Annual Meeting.

How do I vote if I am a participant in the Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?

If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above. If you are a participant in our Employee Stock Purchase and Savings Plan, your voting instructions must be received by the close of business on April 13, 2012 in order to allow the trustee sufficient time for voting.

If you are a participant in our Employee Stock Purchase and Savings Plan and you do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions. The trustee will vote any unallocated shares held in our Employee Stock Purchase and Savings Plan in the same proportion as the trustee votes those shares for which it receives proper instructions.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1).    Proposal 1 to fix the number of directors at 9 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal. To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected. Any broker non-votes with respect to the election of one or more directors will not be counted as a vote cast and, therefore, will have no effect on the vote.

Under our Majority Voting Policy, any nominee who receives a greater number of “withheld” votes than “for” votes is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. We have provided more information about our Majority Voting Policy under the heading “Corporate Governance — Majority Voting Policy.”

Advisory Approval of Compensation of Named Executives (Proposal 2).    The approval, on an advisory basis, of the compensation of our named executives requires the affirmative vote of the majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Amendment and Restatement of the 2007 Executive Performance Bonus Plan (Proposal 3).    The amendment and restatement of the 2007 Executive Performance Bonus Plan requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Ratification of Independent Registered Public Accounting Firm (Proposal 4).    The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Shareholder Proposal (Proposal 5).    Proposal 5 requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Other Items.    All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended Articles of Incorporation or Regulations.

Can I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Senior Vice President, General Counsel and Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote on the Internet or telephone; or

•	voting in person at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder at the close of business on February 24, 2012, the record date. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting.

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If you are a shareholder of record, or own your shares through our Dividend Reinvestment Plan or our Employee Stock Purchase and Savings Plan, an admission ticket is attached to your proxy card. Simply tear it off and bring it to the Annual Meeting.

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If you hold your shares in street name, we may ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on February 24, 2012, a copy of the voting instruction card provided by your broker or nominee, or similar evidence of ownership.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Who pays the costs of this proxy solicitation?

The enclosed proxy is solicited by the Board of Directors, and Sherwin-Williams will pay the entire cost of solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxies for which it will receive a fee estimated at $15,500 plus reasonable expenses.

In addition, we may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

Are the Proxy Statement and the 2011 Annual Report to Shareholders available on the Internet?

Yes. This Proxy Statement and our 2011 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

You may help us save money in the future by accessing your proxy materials online, instead of receiving paper copies in the mail. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions located under “Access Proxy Materials Online” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

CORPORATE GOVERNANCE

The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our shareholders.

Corporate Governance Guidelines.

The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.

Leadership Structure and Lead Director.

Combined Chairman and Chief Executive Officer.    Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman and Chief Executive Officer, except in unusual circumstances such as during a period of transition in the office of the chief executive officer. Currently, the Board of Directors believes this leadership structure provides the most optimal leadership model by enhancing our Chairman and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our company. The Board believes we can most effectively execute our business strategies and plans if our Chairman is also a member of our management team. A single person, acting in the capacities of Chairman and Chief Executive Officer, provides unified leadership and focus.

Lead Director.    We balance the combined roles of Chairman and Chief Executive Officer by the appointment of a Lead Director. Richard K. Smucker, who has served on the Board since 1991, is currently the Lead Director. The independent directors of the Board elect the Lead Director. The Board believes that a Lead Director improves the Board’s overall performance by improving the efficiency of the Board’s oversight and governance responsibilities and by enhancing the relationship between the Chief Executive Officer and the independent directors.

The responsibilities of the Lead Director are as follows:

•	Chair meetings of the Board at which the Chairman is not present.

•	Chair executive sessions of the non-management directors. Meet separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Review with the Chairman the schedule for meetings of the non-management directors and set the agenda for such meetings.

•

Facilitate communications and serve as the principal liaison on Board-related issues between the Chairman and the non-management directors. Each director, however, is free to communicate directly with the Chairman.

•	Review with the Chairman the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest to the Chairman agenda items for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on Board-related issues.

•	Act as a resource for, and counsel to, the Chairman.

Other Leadership Components.    Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. Non-management directors meet at least twice each year in regularly scheduled executive sessions chaired by the Lead Director. The Lead Director may schedule additional executive sessions as appropriate. The Board has full access to our management team at all times. In addition, the Board or any committee may retain independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.

Business Ethics Policy.

Our Business Ethics Policy applies to all of our directors, officers and employees and outlines the broad principles of ethical and legal conduct embraced by our company to guide our business-related conduct. Under our Business Ethics Policy, any director or employee who reasonably believes or suspects that Sherwin-Williams or any director or employee has engaged or is engaging in improper or illegal activities, fraud or activities that appear to be inconsistent with or in violation of our Business Ethics Policy is responsible for reporting such activities. We do not permit retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to our Business Ethics Policy.

Our Business Ethics Policy includes additional ethical obligations for our senior financial management (which includes our chief executive officer, our chief financial officer, and the controller, treasurer and principal financial and accounting personnel in our operating groups and corporate departments). Our senior financial management is responsible for creating and maintaining a culture of high ethical standards throughout our company to ensure the fair and timely reporting of our financial results and financial condition.

Risk Management.

Management is responsible for assessing and managing our exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing us, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage our exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Connor serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Connor’s extensive knowledge of our operations and the paint and coatings industry.

Communications with Directors.

The Board of Directors has adopted a process by which shareholders and all other interested parties may communicate with the non-management directors, the Lead Director or the chairperson of any of the committees of the Board. You may send communications by regular mail to the attention of the Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; or Chair, Nominating and Corporate Governance Committee; or to the non-management directors as a group to the Non-Management Directors, each c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.

The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communications with Directors,” above. Employees may report such complaints by following the procedures outlined in our Business Ethics Policy. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Independence of Directors.

Under our Director Independence Standards (a copy of which is attached as Appendix A), 9 of our current 10 directors and 8 of our 9 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent.

Majority Voting Policy.

The Board of Directors has adopted a Majority Voting Policy. Under our Majority Voting Policy, any nominee for director in an uncontested election who receives a greater number of “withheld” votes than “for” votes will promptly tender his or her resignation. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting such resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors that the Board believes to be relevant. We will promptly and publicly disclose the Board’s decision and process in a report filed with the SEC.

Executive Sessions of Non-Management Directors.

The non-management members of the Board of Directors meet at least twice each year in regularly scheduled executive sessions. Additional executive sessions may be scheduled by the Lead Director or the non-management directors. The Lead Director will chair these sessions.

Annual Board Self-Assessments.

The Board of Directors has instituted annual self-assessments of the Board, as well as the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee, to assist in determining whether the Board and its committees are functioning effectively. In early 2012, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Nominating Committee oversees this process.

Board Committee Charters.

The Board of Directors has adopted written charters for the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval.

Stock Ownership Guidelines.

The Board of Directors believes that its directors, executive officers and operating presidents should have meaningful share ownership in Sherwin-Williams. Accordingly, the Board has established minimum share ownership requirements. More information is set forth under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis.

Clawback and Recapture Policy.

The Board of Directors has adopted a policy regarding the adjustment and recapture of compensation paid or payable to executives and key employees. Under this clawback policy, employees who participate in our 2007 Executive Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

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the award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; and

•	the Board determines that the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, under our 2006 Equity and Performance Incentive Plan, (a) all outstanding stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

The Dodd-Frank Act requires companies to adopt a policy that, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the company will recover incentive compensation received prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Availability of Corporate Governance Materials.

You may access all committee charters, our Corporate Governance Guidelines, our Director Independence Standards, our Business Ethics Policy, our Majority Voting Policy and other corporate governance materials in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the number of directors is to be fixed at 9, and 9 directors are to be elected to hold office until the next Annual Meeting and until their successors are elected. Each nominee was elected by the shareholders at the 2011 Annual Meeting, except for Mr. Kramer, who was nominated to be elected a director by unanimous action of the Board of Directors on February 15, 2012.

Our Board currently has 10 members. All are standing for re-election as nominees, except for Messrs. Boland and Moll, who are retiring as directors at the Annual Meeting in accordance with the Board’s retirement policy.

All of the nominees are independent, except for Mr. Connor. Mr. Connor is not considered to be independent because of his position as our Chairman and Chief Executive Officer. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board unless you indicate otherwise.

We have presented below biographical information regarding each nominee. The biographical information of each nominee is supplemented with the particular experiences, qualifications, attributes and skills that led the Board to conclude that the nominee should serve on the Board. Please also refer to the additional information set forth under the heading “Experiences, Qualifications, Attributes and Skills of Directors and Nominees.”

ARTHUR F. ANTON

President and Chief Executive Officer,

Swagelok Company

Director of Sherwin-Williams since 2006

Age: 54

Business Experience.    Arthur F. Anton has served as President and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) since January 2004. Mr. Anton served as President and Chief Operating Officer of Swagelok from January 2001 to January 2004, Executive Vice President of Swagelok from July 2000 to January 2001, and Chief Financial Officer of Swagelok from August 1998 to July 2000. Mr. Anton is also a Director of Forest City Enterprises, Inc., Olympic Steel, Inc. and University Hospitals Health System.

Key Qualifications, Attributes and Skills.    Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. In addition, as a former partner of Ernst & Young LLP and the former Chief Financial Officer of Swagelok, Mr. Anton also has financial expertise and extensive financial experience in a manufacturing setting that provide him with a unique perspective on Sherwin-Williams’ business and operations.

CHRISTOPHER M. CONNOR

Chairman and Chief Executive Officer,

Sherwin-Williams

Director of Sherwin-Williams since 1999

Age: 55

Business Experience.    Christopher M. Connor has served as Chairman of Sherwin-Williams since April 2000 and Chief Executive Officer of Sherwin-Williams since October 1999. Mr. Connor has been with

Sherwin-Williams since 1983 in roles of increasing responsibility. Mr. Connor is also a Director of Eaton Corporation and the Federal Reserve Bank of Cleveland. Mr. Connor is a former Director of National City Corporation.

Key Qualifications, Attributes and Skills.    Mr. Connor, who has spent 29 years with Sherwin-Williams and who currently serves as Chairman and Chief Executive Officer, has extensive, in-depth knowledge of the Company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at Sherwin-Williams also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the paint and coatings industry.

DAVID F. HODNIK

Retired, Former President and

Chief Executive Officer,

Ace Hardware Corporation

Director of Sherwin-Williams since 2005

Age: 64

Business Experience.    David F. Hodnik, prior to his retirement in April 2005, served as Chief Executive Officer of Ace Hardware Corporation (cooperative of independent hardware retail stores) since January 1997. Mr. Hodnik also served as President of Ace Hardware from January 1996 through December 2004. Mr. Hodnik joined Ace Hardware in October 1972 and held various financial, accounting and operating positions at Ace Hardware.

Key Qualifications, Attributes and Skills.    Mr. Hodnik has valuable management and leadership skills supporting a large retail operation. Mr. Hodnik brings to the Board more than 30 years of relevant experience at Ace Hardware in various financial, accounting and operating positions, including as Ace Hardware’s principal accounting officer, allowing him to add important financial expertise and business insights to the Board.

THOMAS G. KADIEN

Senior Vice President,

Consumer Packaging and IP Asia,

International Paper Company

Director of Sherwin-Williams since 2009

Age: 55

Business Experience.    Thomas G. Kadien has served as Senior Vice President, Consumer Packaging and IP Asia of International Paper Company (global paper and packaging company) since January 2010 and has served as Senior Vice President of International Paper since May 2004. Mr. Kadien joined International Paper in 1978 and has held various sales, marketing and management positions with International Paper, including President of xpedx from October 2005 to January 2010, President – IP Europe from April 2003 to October 2005, Vice President – Commercial Printing and Imaging Papers from August 2000 to April 2003, and Vice President – Fine Papers from June 2000 to August 2000. Mr. Kadien is also a Director of The Andhra Pradesh Paper Mills Limited and a Member of the Board of Visitors of the University of Memphis.

Key Qualifications, Attributes and Skills.     Mr. Kadien brings substantial sales, marketing, management, and international operations experience from a large multinational company to the Board. His broad range of positions at International Paper during a career exceeding 30 years has allowed him to gain significant and diverse operating experiences in domestic and international markets, which provides the Board with a meaningful global business perspective.

RICHARD J. KRAMER

Chairman of the Board, Chief Executive

Officer and President,

The Goodyear Tire & Rubber Company

Age: 48

Business Experience.    Richard J. Kramer has served as Chief Executive Officer and President of The Goodyear Tire & Rubber Company (global manufacturer, marketer and distributor of tires) since April 2010 and Chairman of the Board of Goodyear since October 2010. Mr. Kramer joined Goodyear in March 2000 and has held various positions at Goodyear, including Chief Operating Officer from June 2009 to April 2010, President, North American Tire from March 2007 to February 2010, Executive Vice President and Chief Financial Officer from June 2004 to August 2007, Senior Vice President, Strategic Planning and Restructuring from August 2003 to June 2004, Vice President, Finance – North American Tire from August 2002 to August 2003, and Vice President – Corporate Finance from March 2000 to August 2002. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner. Mr. Kramer is also a Director of Goodyear and John Carroll University.

Key Qualifications, Attributes and Skills.    Mr. Kramer has significant experience leading and managing a large multinational industrial company. As the former Chief Financial Officer of Goodyear, he brings extensive financial and risk management experience to our Board. Mr. Kramer’s diverse range of positions at Goodyear for over a decade provides him with significant knowledge of global markets, manufacturing, distribution, retail, finance and technology, which will enable him to advise our Board on a variety of strategic and business matters.

SUSAN J. KROPF

Retired, Former President and

Chief Operating Officer,

Avon Products, Inc.

Director of Sherwin-Williams since 2003

Age: 63

Business Experience.    Susan J. Kropf, prior to her retirement in January 2007, served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) since January 2001. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations, of Avon from December 1999 to January 2001 and Executive Vice President and President, North America, of Avon from March 1997 to December 1999. Mrs. Kropf is also a Director of Coach, Inc., MeadWestvaco Corporation, The Kroger Co. and the Wallace Foundation.

Key Qualifications, Attributes and Skills.    Mrs. Kropf has a significant amount of manufacturing and operating experience at a large consumer products company. Mrs. Kropf joined Avon in 1970, holding various positions in manufacturing, marketing and product development, and brings a meaningful global business perspective to the Board. Mrs. Kropf has extensive board experience through her service on the boards of four public companies, including Sherwin-Williams. Through her service on three compensation committees, Mrs. Kropf also has a strong understanding of executive compensation and related areas.

A. MALACHI MIXON, III

Chairman,

Invacare Corporation

Director of Sherwin-Williams since 1993

Age: 71

Business Experience.    A. Malachi Mixon, III has served as Chairman of Invacare Corporation (manufacturer and distributor of home health care products) since September 1983. Mr. Mixon served as Chief Executive Officer of Invacare from January 1980 to December 2010 and President of Invacare from January 1980 to November 1996. Mr. Mixon is also a Director of Park-Ohio Holdings Corp., is Chairman Emeritus of The Cleveland Clinic Foundation, is Chairman of the Cleveland Institute of Music and is on the Visiting Committee of the Harvard School of Business Administration. Mr. Mixon is a former Director of The Lamson and Sessions Co.

Key Qualifications, Attributes and Skills. Mr. Mixon has significant leadership experience in managing global manufacturing and distribution operations that he brings to the Board. As a founder of Invacare, his broad experiences and business skills enable him to add a global perspective to the Board with regard to manufacturing, distribution, growth and expansion, marketing, governance and finance.

RICHARD K. SMUCKER

Chief Executive Officer,

The J.M. Smucker Company

Director of Sherwin-Williams since 1991

Lead Director since 2011

Age: 63

Business Experience.    Richard K. Smucker has served as Chief Executive Officer of The J.M. Smucker Company (makers of food products) since August 2011. Mr. Smucker served as Co-Chief Executive Officer of J.M. Smucker from February 2001 to August 2011, Executive Chairman of J.M. Smucker from June 2008 to August 2011, President of J.M. Smucker from January 1987 to June 2008 and Chief Financial Officer of J.M. Smucker from June 2003 to January 2005. Mr. Smucker is also a Director of J.M. Smucker, is Deputy Chairman of the Federal Reserve Bank of Cleveland and is a Trustee of the Musical Arts Association (The Cleveland Orchestra). Mr. Smucker is a former Director of Wm. Wrigley Jr. Company.

Key Qualifications, Attributes and Skills.    Mr. Smucker brings significant leadership, governance, management and financial experience at a leading marketer and manufacturer of consumer products that enables him to advise the Board on a variety of strategic and business matters, including the acquisition and integration of businesses. As a former Chief Financial Officer of J.M. Smucker, Mr. Smucker brings considerable financial and risk management expertise to the Board.

JOHN M. STROPKI, JR.

Chairman, President and

Chief Executive Officer,

Lincoln Electric Holdings, Inc.

Director of Sherwin-Williams since 2009

Age: 61

Business Experience.    John M. Stropki, Jr. has served as President and Chief Executive Officer of Lincoln Electric Holdings, Inc. (manufacturer and reseller of welding and cutting products) since June 2004 and Chairman of Lincoln Electric Holdings since October 2004. Mr. Stropki served as Executive Vice President and Chief Operating Officer of Lincoln Electric Holdings from May 2003 to June 2004 and Executive Vice President of Lincoln Electric Holdings and President, North America of The Lincoln Electric Company from May 1996 to May 2003. Mr. Stropki is also a Director of Lincoln Electric Holdings.

Key Qualifications, Attributes and Skills.    Mr. Stropki has vast management, technical, manufacturing and leadership skills at an industrial company with a long history of financial improvement. His 39 years of experience at Lincoln Electric Holdings has provided him with extensive knowledge of employee development and engagement, as well as important perspectives in operating a business in global markets that are relevant to Sherwin-Williams’ business.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 1 relating to the election of directors.

ADDITIONAL INFORMATION ABOUT OUR DIRECTORS

Independence of Directors.

The Board of Directors has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. A complete copy of our Director Independence Standards is attached as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams’ senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•

if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•

if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total assets;

•

if the director, or an immediate family member of the director, serves as an officer, director or trustee of a not-for-profit organization, and Sherwin-Williams’ discretionary charitable contributions (excluding matching contributions) to the organization are less than $500,000 or five percent, whichever is greater, of that organization’s annual gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•

if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or

•

if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its independence review for 2012. As part of this review, the Board considered investments by Sherwin-Williams and a director in MWV Pinnacle Capital Fund L.P., a private equity fund that invests in minority owned and managed businesses. The Board does not believe this relationship impairs the independence of the director. As a result of this review, the Board determined that 9 of our 10 current directors and 8 of our 9 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent. The Board determined that Mrs. Kropf and Messrs. Anton, Boland, Hodnik, Kadien, Kramer, Mixon, Moll, Smucker and Stropki meet these standards and are independent and, in addition, satisfy the independence requirements of the New York Stock Exchange. Mr. Connor is not considered to be independent because of his position as our Chairman and Chief Executive Officer.

Experiences, Qualifications, Attributes and Skills of Directors and Nominees.

In considering each director nominee and the composition of the Board of Directors as a whole, the Nominating and Corporate Governance Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, that the Nominating Committee believes enables a director nominee to make a significant contribution to the Board, Sherwin-Williams and our shareholders. These experiences, qualifications, attributes and skills, which are more fully described in the following table, are set forth in a director matrix. The Nominating Committee regularly reviews the director matrix as part of its annual Board composition review, which includes a review of potential director candidates. The Nominating Committee may also consider such other experiences, qualifications, attributes and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams.

Directors with Attribute
Management Experience Experience as a CEO, COO, President or Senior Vice President of a company or a significant subsidiary, operating division or business unit.	A. F. Anton C. M. Connor D. F. Hodnik T. G. Kadien R. J. Kramer	S. J. Kropf A. M. Mixon, III R. K. Smucker J. M. Stropki, Jr.
Independence Satisfy the independence requirements of the New York Stock Exchange.	A. F. Anton D. F. Hodnik T. G. Kadien R. J. Kramer	S. J. Kropf A. M. Mixon, III R. K. Smucker J. M. Stropki, Jr.
Financial Expertise Possess the knowledge and experience to be qualified as an “audit committee financial expert.”	A. F. Anton D. F. Hodnik T. G. Kadien	R. J. Kramer R. K. Smucker J. M. Stropki, Jr.
Manufacturing; Distribution Experience in, or experience in a senior management position responsible for, managing significant manufacturing and distribution operations.	A. F. Anton C. M. Connor D. F. Hodnik T. G. Kadien R. J. Kramer	S. J. Kropf A. M. Mixon, III R. K. Smucker J. M. Stropki, Jr.
Technical; Research and Development Experience in, or experience in a senior management position responsible for, managing a significant technical or research and development function.	A. F. Anton C. M. Connor T. G. Kadien R. J. Kramer	S. J. Kropf A. M. Mixon, III R. K. Smucker J. M. Stropki, Jr.
International Operations Experience working in a major organization with global operations with a thorough understanding of different cultural, political and regulatory requirements.	A. F. Anton C. M. Connor D. F. Hodnik T. G. Kadien R. J. Kramer	S. J. Kropf A. M. Mixon, III R. K. Smucker J. M. Stropki, Jr.
Marketing; Sales Experience in, or experience in a senior management position responsible for, managing the marketing and/or sales function.	A. F. Anton C. M. Connor D. F. Hodnik T. G. Kadien R. J. Kramer	S. J. Kropf A. M. Mixon, III R. K. Smucker J. M. Stropki, Jr.
Retail Operations	C. M. Connor	T. G. Kadien
Experience in, or experience in a senior management position responsible for, managing retail operations.	D. F. Hodnik	R. J. Kramer
Minority; Diversity	S. J. Kropf	A. M. Mixon, III
Adds perspective through diversity in gender, ethnic background, race, etc.

2011 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation of our nonemployee directors for 2011. Mr. Connor, who is our Chairman and Chief Executive Officer, does not receive any additional compensation for services as a director.

Name	Fees Earned or Paid in Cash ($)(1,2)	Stock Awards ($)(3,4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)

A. F. Anton	85,000	107,857	-0-	-0-	192,857
J. C. Boland	91,404	107,857	-0-	2,500	201,761
D. F. Hodnik	85,000	107,857	-0-	-0-	192,857
T. G. Kadien	85,000	107,857	-0-	-0-	192,857
S. J. Kropf	99,654	107,857	-0-	-0-	207,511
G. E. McCullough	99,654	107,857	-0-	-0-	207,511
A. M. Mixon, III	89,574	107,857	-0-	-0-	197,431
C. E. Moll	88,354	107,857	-0-	-0-	196,211
R. K. Smucker	99,654	107,857	-0-	-0-	207,511
J. M. Stropki, Jr.	95,467	107,857	-0-	-0-	203,324

[1]

The cash amounts set forth in this column reflect the annual retainer, the annual retainer for the Lead Director, the annual retainer for committee chairs, and any meeting fees. Cash amounts earned include a prorated amount of annual retainers if a director served for a portion of the year.

[2]

Mrs. Kropf and Messrs. Boland, Kadien, McCullough, Mixon and Moll deferred payments of all of their fees under our Director Deferred Fee Plan. Cash amounts deferred during 2011 were as follows: Mr. Boland ($91,404), Mr. Kadien ($85,000), Mrs. Kropf ($99,654), Mr. McCullough ($99,654), Mr. Mixon ($89,574) and Mr. Moll ($88,354). These amounts were credited to either a common stock account or a shadow stock account under our Director Deferred Fee Plan. The number of shares of common stock (which includes shares acquired through the reinvestment of dividends) held under our Director Deferred Fee Plan at December 31, 2011 was as follows: Mr. Kadien (1,161), Mr. McCullough (15,927), Mr. Moll (26,425) and Mr. Smucker (12,758). The number of shares of shadow stock (which includes shares acquired through the reinvestment of dividend equivalents) held under our Director Deferred Fee Plan at December 31, 2011 was as follows: Mr. Boland (25,803), Mr. Kadien (1,160), Mrs. Kropf (12,645) and Mr. Mixon (35,638).

[3]

The values set forth in this column reflect 1,271 shares of restricted stock granted during 2011 to each of our nonemployee directors under our 2006 Stock Plan for Nonemployee Directors. The values of restricted stock are equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (“ASC”)), excluding the effect of estimated forfeitures. The grant date fair value of restricted stock is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

[4]

The number of shares of restricted stock held by each of our nonemployee directors at December 31, 2011 was 2,802. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock.

[5]

The number of stock options held by our nonemployee directors at December 31, 2011 was as follows: Mr. McCullough (3,500), Mr. Mixon (7,000) and Mr. Smucker (3,500). No stock options have been granted to our nonemployee directors since 2003.

[6]

The amounts set forth in this column reflect charitable matching gifts under our matching gifts to education program and our matching gifts for volunteer leaders program. These programs are available to all full-time employees and directors and are described on the next page.

DIRECTOR COMPENSATION PROGRAM

The Compensation and Management Development Committee is responsible for annually reviewing and approving the compensation for our nonemployee directors. All of our nonemployee directors are paid under the same compensation program. Officers of Sherwin-Williams who also serve as directors do not receive any additional compensation for services as a director.

Director Fees.

The cash and equity compensation program for our nonemployee directors consists of the following:

•	an annual cash retainer of $85,000;

•	an additional annual cash retainer of $21,000 for the Lead Director;

•	an additional annual cash retainer of $21,000 for the chair of the Audit Committee;

•	an additional annual cash retainer of $21,000 for the chair of the Compensation and Management Development Committee (increased from $15,000 in April 2011);

•	an additional annual cash retainer of $15,000 for the chair of the Nominating and Corporate Governance Committee (increased from $11,000 in April 2011);

•

a meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting; and

•

an annual grant of restricted stock of approximately $95,000, valued over a prior 90-day period, under our 2006 Stock Plan for Nonemployee Directors. Shares of restricted stock vest in annual increments of one-third of the shares granted over a period of three years. The shares will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, the shares will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. Stock options are not currently a part of our nonemployee director compensation program. In addition, we do not provide retirement benefits to our nonemployee directors.

Other Benefits.

We also pay the premiums for liability insurance and business travel accident insurance for all directors, including $225,000 accidental death and dismemberment coverage and $225,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in our matching gifts and grants programs on the same basis as employees. These programs provide for annual matches for gifts of up to $5,000 under the matching gifts to education program and $1,000 under the matching gifts for volunteer leaders program, as well as annual grants of up to $200 under the grants for volunteers program. Amounts of matching gifts and grants under these programs are included in the “All Other Compensation” column of the 2011 Director Compensation Table.

Directors may elect to defer all or a part of their retainer and meeting fees under our Director Deferred Fee Plan. Deferred fees may be credited to a common stock account, a shadow stock account or an interest bearing cash account. The value of the shadow stock account reflects changes in the market price of our common stock and the payment of dividend equivalents at the same rate as dividends are paid on our common stock. Amounts deferred may be distributed either in annual installments over a period of up to 10 years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock account are distributed in cash.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held five meetings during 2011. Each director attended at least 75% of the meetings of the Board and committees on which he or she served. Each director is expected to attend, absent unusual circumstances, all annual and special meetings of shareholders. All directors attended the 2011 Annual Meeting of Shareholders.

The Board has established an Audit Committee, a Compensation and Management Development Committee, and a Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee. You may find a complete copy of each charter in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

Committee Membership.

The following table sets forth the current membership and the chairs of the committees of the Board.

Name	Audit	Compensation and Management Development	Nominating and Corporate Governance

A. F. Anton	Chair
J. C. Boland	x		x
D. F. Hodnik	x
T. G. Kadien	x
S. J. Kropf		Chair
A. M. Mixon, III		x	x
C. E. Moll		x	x
R. K. Smucker		x	x
J. M. Stropki, Jr.		x	Chair

Audit Committee.

The purpose of the Audit Committee is to assist the Board in fulfilling the Board’s oversight responsibilities on matters relating to:

•	the integrity of our financial statements and effectiveness of internal control over financial reporting;

•	the independence, qualifications and performance of the independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements; and

•	engaging in such other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met five times during 2011. Each member of the Audit Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange, SEC regulations and our Director Independence Standards. The Board has determined that Messrs. Anton, Boland, Hodnik and Kadien are “audit committee financial experts,” as that term is defined by SEC regulations.

Mr. Boland serves on the audit committees of three other public companies. The Board, after full review and consideration of such service, determined that Mr. Boland’s simultaneous service on these other audit committees does not impair his ability to effectively serve on Sherwin-Williams’ Audit Committee.

Compensation and Management Development Committee.

The purpose of the Compensation and Management Development Committee is to assist the Board in fulfilling the Board’s oversight responsibilities on matters relating to:

•	compensation for our directors and management, which includes our executive officers;

•	overseeing our management succession planning; and

•	engaging in such other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

The Compensation Committee met four times during 2011. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.

Process for Determining Director and Executive Compensation.    The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives and other key employees. The Compensation Committee annually reviews and approves the compensation for our directors, executives and other key employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees. The Compensation Committee relies upon several members of our management and their staff, as well as an outside compensation consultant, for assistance in performing its duties.

The Compensation Committee has engaged Pay Governance LLC, an outside compensation consulting firm, as its compensation consultant. Pay Governance compiles market information regarding the compensation that similar companies are paying to their directors and executives. Our Senior Vice President – HR and his staff usually work directly with Pay Governance to compile the market compensation information. We use that information as a reference point to set compensation levels for our directors and executives.

Role of Pay Governance.    Pay Governance reports directly to the Compensation Committee on compensation matters relating to our directors and executives. Pay Governance generally provides the Compensation Committee with market compensation data and evolving market trends with regard to the form and amount of director and executive compensation, including the base salary, annual cash incentive compensation and long-term equity incentive compensation for our CEO.

Pay Governance also from time to time identifies peer companies for benchmarking director and executive compensation, provides other market compensation information and analysis, provides general observations about our compensation plans and programs, provides historical compensation information, identifies current and emerging trends and best practices, assists with the development of, and changes to, compensation plans and programs, assists with the compensation risk assessment, and attends Compensation Committee meetings. Pay Governance does not determine the form or amount of director or executive compensation.

From time to time, Pay Governance may provide services to Sherwin-Williams in addition to services related to director and executive compensation. During 2011, Pay Governance did not provide any of these additional services to Sherwin-Williams.

Role of Management.    Several members of our management participate in the Compensation Committee’s executive compensation process. The Compensation Committee relies upon our Senior Vice President – HR and his staff for input in determining director and executive compensation levels. Pay Governance typically provides the requested market compensation information to our Senior Vice

President – HR, and he typically meets with Pay Governance to discuss this information. Our CEO does not meet with Pay Governance on an individual basis. With regard to director compensation, Pay Governance also typically provides the Compensation Committee with recommendations of any changes to director compensation. Our Senior Vice President – HR may also make recommendations to the Compensation Committee of changes to director compensation based upon the market compensation information.

With regard to executive compensation, management generally makes recommendations to the Compensation Committee and plays a more active role in the compensation process. Management makes recommendations relating to the development of compensation plans and programs and changes to existing plans and programs. Management also makes recommendations with respect to:

•	the evaluation of executive performance;

•	salary increases;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for grants of restricted stock;

•	the results attained with respect to performance goals; and

•	the number of stock options and shares of restricted stock granted.

Prior to providing recommendations to the Compensation Committee at its formal meetings, our Senior Vice President – HR generally will meet with our CEO to review the recommendations, except for recommendations concerning our CEO’s compensation. Our CEO and our Senior Vice President – HR also may meet with the chair of the Compensation Committee and Pay Governance prior to meetings to review the agenda for the meetings and the compensation recommendations. Our CEO and our Senior Vice President – HR generally attend all Compensation Committee meetings. Our CEO does not have the ability to call meetings. Our Senior Vice President – HR serves as secretary for the Compensation Committee at its meetings. Our CEO is excused from that part of the meeting during which the Compensation Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling the Board’s oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board;

•	determining the composition of the Board and its committees;

•	reviewing and developing our corporate governance guidelines and practices;

•	guiding the annual evaluation of the performance of the Board; and

•	engaging in such other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met three times in 2011. Each member of the Nominating Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.

Director Qualifications.    The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes and skills to make a significant contribution to the Board, Sherwin-Williams and our shareholders. The Nominating Committee seeks input from senior management and other members of the Board to identify and evaluate potential director candidates. Each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate Sherwin-Williams’ success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race. Each candidate shall have the highest personal and professional character and integrity, and shall have demonstrated exceptional ability and judgment in their respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

The Nominating Committee may, but typically does not, employ professional search firms (for which it would pay a fee) to assist it in identifying potential members of the Board.

Diversity of Director Nominees.    In considering the composition of the Board as a whole, the Nominating Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, as described under the heading “Experiences, Qualifications, Attributes and Skills of Directors and Nominees.” The Nominating Committee utilizes these factors when identifying, considering and recommending director nominees. On an ongoing basis, the Nominating Committee reviews the experiences, qualifications, attributes and skills of potential director candidates as part of its process of identifying individuals qualified to become Board members and recommending director nominees. The Nominating Committee also regularly reviews the experiences, qualifications, attributes and skills of current directors. The Nominating Committee utilizes these reviews, as well as its committee self-assessment questionnaires, to assess the Nominating Committee’s overall effectiveness in recommending a diverse group of director nominees as a whole.

Consideration of Candidates Recommended by Shareholders.    The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations are required to include the following information:

•	the name and address of the shareholder;

•	the number of shares of common stock owned by the shareholder;

•

a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address and telephone numbers;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

•

a statement, signed by both the shareholder and the candidate (a) that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional or other relationship with each other, and that the shareholder and the candidate do not have any agreement, arrangement or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement or understanding;

•

the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information and at least three references; and

•

a written statement signed by the candidate agreeing that if he or she is nominated by the Board, he or she will (a) be a nominee for election to the Board, (b) provide all information necessary to be included in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules, and (c) serve as a director if he or she is elected by shareholders.

You may find a complete description of these requirements under “Procedures for Shareholders to Recommend Director Candidates” in the “Corporate Governance” section on the “Investor Relations”

page of our website at www.sherwin.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to Chairperson, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.” The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

A. F. Anton, Chair

J. C. Boland

D. F. Hodnik

T. G. Kadien

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2011 and this Proxy Statement.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE

S. J. Kropf, Chair

A. M. Mixon, III

C. E. Moll

R. K. Smucker

J. M. Stropki, Jr.

COMPENSATION RISK ASSESSMENT

In 2010, the Compensation and Management Development Committee engaged Pay Governance to conduct a risk assessment of our compensation policies and practices for our employees, including those related to our executive compensation program. Since then, the assessment has been updated to focus on (a) the overall architecture of our executive compensation program, including plan design and structure, (b) the design provisions and structure of our non-executive incentive compensation plans, and (c) recent changes we’ve made to our executive compensation program.

The risk assessment included a detailed analysis of the risks associated with the mix between fixed and variable compensation, the design of annual and long-term incentive compensation, the number of shares of common stock subject to outstanding equity awards and reserved for future equity awards, the equity ownership and equity awards held by executives, severance and change of control agreements, and other employee benefits. The assessment included a qualitative analysis of various program designs and corporate governance processes, as well as a quantitative analysis of historical pay and performance outcomes.

The assessment also considered the following factors that help to mitigate risk:

•	We regularly benchmark our current compensation practices, policies and pay levels against peer companies and have a pay philosophy that targets median market compensation.

•	We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.

•

We have diversified incentive compensation measurements with performance goals focused on growth, profitability and managing capital at different levels within the company (company-wide, business unit and individual).

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions and that are inconsistent with our long-term business strategy.

•	Performance incentives are not completely based on arithmetic formulas, but incorporate the exercise of negative discretion and judgment.

•	We cap the maximum amounts that may be earned under our incentive compensation plans in line with market practices.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	We have significant stock ownership guidelines, which align the long-term interests of our management with the interests of our shareholders.

•

We have a severance agreement policy pursuant to which we will not enter into any future severance agreements with senior executives that provide for cash severance payments exceeding 2.99 times base salary and bonus or that provide for excise tax gross-up payments, without shareholder approval.

•	The Compensation Committee reviews tally sheets for our named executives that keep the Compensation Committee abreast of total compensation.

•

We have a clawback and recapture policy allowing us to recapture or “clawback” compensation paid or payable to executives and key employees in the event of fraudulent or illegal conduct resulting in a financial restatement.

We discussed the findings of the risk assessment with the Compensation Committee. Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program and how it applies to our executives, including our five “named executives” identified below.

Named Executive	Title
C. M. Connor	Chairman and Chief Executive Officer
J. G. Morikis	President and Chief Operating Officer
S. P. Hennessy	Senior Vice President – Finance and Chief Financial Officer
R. J. Davisson	President, Paint Stores Group
S. J. Oberfeld	Senior Vice President – Corporate Planning and Development

Executive Summary

We manage our business with the long-term objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective. Our compensation programs provide incentives designed to drive financial performance and result in improved shareholder returns. A significant percentage of our executive compensation program is weighted towards company performance, business unit performance and stock price appreciation. The Compensation and Management Development Committee, which is comprised entirely of independent directors, oversees our executive compensation program.

Our compensation programs have been integral to our success in delivering operating and performance results over our 145-year history. Our compensation programs also have been successful in attracting and retaining an experienced and effective management team. Most of our executives have been with Sherwin-Williams for many years and have built their careers at Sherwin-Williams. Our long track record of sustained success is exemplified by the following:

•

Our average annual shareholder return, including dividends, over the past 10 years is 14.8%, compared to the average annual return for the S&P 500 of 2.9%. (Please refer to the 10-year stock performance graph on page 56.)

•	2011 marked our 33rd consecutive year of increased dividends.

2011 Business and Compensation Overview.    Although the recovery from the global recession continued during 2011, last year was also marked by significant challenges, including continued rapidly rising raw material costs. Despite the challenges, we delivered strong operating results highlighted by record levels of net sales and diluted net income per share as shown in the following table. We also returned $520.88 million to our shareholders in 2011 through dividends and repurchases of our stock.

	2010	2011	Change
Net Sales	$7.78 billion	$8.77 billion	12.7%
Net Income	$462.5 million	$516.8 million*	11.8%
Diluted Net Income Per Common Share	$4.21	$4.84*	15.0%
Closing Stock Price at December 31	$83.75	$89.27	6.6%

*	Excludes $75.0 million, or $0.70 per share, for the settlement of the IRS audit relating to our employee stock ownership plan.

2011 total compensation for our named executives in the aggregate decreased about 1% from 2010. Salary increases ranged from 0% to 5%. Due to our solid 2011 operating results, our named executives earned an average of 119% of their target annual cash incentive compensation (59.5% of maximum). We also made regular annual grants of stock options and restricted stock in 2011 consistent with our practice.

Significant Compensation Practices and Recent Modifications.    Our compensation programs, practices and policies are reviewed and evaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. We have listed below some of our more significant practices and recent modifications.

•	Lead Director. In April 2011, we appointed a Lead Director to enhance the effectiveness of the Board’s oversight and governance responsibilities.

•

Performance-Based Pay.    We abide by a strong pay for performance philosophy. For 2011, 76% of the principal compensation components for our named executives in the aggregate were variable and tied to performance or our stock price. In October 2011, the outside compensation consultant analyzed the relationship between pay and company performance, concluding that over a five-year period the realizable pay of our CEO ranked slightly below the median of our peer group, while our total shareholder return was the highest.

•	No Employment Agreements. We do not have employment agreements with any of our executives.

•	CEO Salary. Our CEO has not received a salary increase since 2008.

•

Good Governance Practices for Equity Awards.    We adopted a “double-trigger” acceleration provision for the vesting of equity awards upon a change of control. We also eliminated the payment of current dividends for grants of performance-based awards.

•

Significant Stock Ownership.    We have significant stock ownership requirements for our directors, executive officers and operating presidents that strongly align their long-term interests with those of our shareholders. At the end of 2011, our CEO held 29 times his base salary in Sherwin-Williams stock, far exceeding his minimum ownership requirement of six times.

•

Severance Agreement Policy.    We will not enter into any future severance agreements with senior executives that provide for cash severance payments exceeding 2.99 times base salary and bonus or that provide for excise tax gross-up payments, without shareholder approval.

•

Clawback and Recapture Policy.    Our policy allows us to “clawback” incentive compensation paid to executives and key employees in the event of fraudulent or illegal conduct resulting in a financial restatement.

•

Compensation Risk Assessment.    We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•

Independent Compensation Committee.    Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our director independence standards.

•	Outside Compensation Consultant. The Compensation Committee utilizes the services of an outside compensation consultant.

•	Tally Sheets. When approving changes in compensation for our named executives, the Compensation Committee reviews a tally sheet for each named executive.

Relationship Between Pay and Performance.    Our executive compensation program combines different elements of compensation. As a result, the total amount of executive compensation paid is not directly tied to any one measure or component of compensation. In October 2011, the Compensation Committee analyzed the relationship between executive pay and total shareholder return (TSR), comparing Sherwin-Williams to the peer group we use when making executive compensation decisions. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis. Our peer group is listed on page 29.

The following table compares Sherwin-Williams’ TSR to the TSR of our peer group over the one, three and five-year periods ended December 31, 2010. 2010 is the most recent year that compensation information is available for our peer group. As shown below, Sherwin-Williams’ TSR over these periods has consistently ranked in the top quartile compared to the TSR of our peer group.

Period Ending December 31, 2010	Sherwin-Williams’ TSR	Percentile Ranking vs. Peer Group
1 Year	39%	81st
3 Years	16%	96th
5 Years	16%	92nd

The Compensation Committee also reviewed the following chart prepared by the compensation consultant, which shows the degree of alignment between the total realizable pay of our CEO and Sherwin-Williams’ TSR relative to our peer group over the five-year period. As illustrated below, our CEO’s realizable pay ranked slightly below the median of our peer group while our TSR was the highest of our peer group. The peer group companies are indicated by the diamonds in the chart. Three peer companies were excluded due to the lack of comparable data.

PAY FOR PERFORMANCE ALIGNMENT

CEO REALIZABLE PAY AND TSR

For purposes of the above chart, realizable pay includes (a) base salary, (b) actual cash incentive compensation earned, (c) the actual value of long-term performance equity awards (such as our restricted stock) for performance periods that began and ended during the five-year period, (d) the vesting date value of long-term performance equity awards that were granted and vested during the five-year period, as well as the value of unvested awards based on the 2010 year-end closing stock price, (e) the value of outstanding in-the-money stock options granted during the five-year period based on the 2010 year-end stock closing price, and (f) the actual gain on any stock options granted and exercised during the five-year period. Valuing equity awards in this manner is different than valuing equity awards at their aggregate grant date fair value, which is the method used in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Impact of Last Year’s Say-On-Pay Vote.    At last year’s Annual Meeting, our shareholders overwhelmingly approved the compensation of our named executives with over 96% of the shares voting in favor. This vote is commonly known as “say-on-pay.” Our shareholders also overwhelmingly (over 90% of votes cast) indicated their preference for an annual say-on-pay vote. Immediately following last year’s Annual Meeting, the Board determined that future say-on-pay votes would be held every year until the next vote on the frequency of such advisory votes.

The Compensation Committee considered the results of the 2011 say-on-pay vote, and based upon the strong shareholder support, does not believe that our executive compensation program requires material changes. The Compensation Committee will continue to consider the views of our shareholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements.

Overview of Our Executive Compensation Program

The Compensation Committee.

The Compensation Committee reports to the Board of Directors on all compensation matters for approximately 20 of our executives and key employees, including our named executives. The Compensation Committee enlists the assistance of an outside compensation consultant in order to fulfill its responsibilities. We have included additional information about the Compensation Committee, including the role of the compensation consultant and management in the compensation setting process, under the heading “Board Meetings and Committees — Compensation and Management Development Committee.”

Compensation Objectives.

We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on achieving improved financial and operating performance and creating value for our shareholders. We believe it is important that our compensation programs:

•

Are competitive.    Our programs are designed to attract, hire, retain and motivate talented and skilled individuals at all levels of our company around the world. We structure our compensation programs to be competitive with the compensation paid by similar companies.

•

Maintain a performance and achievement-oriented culture.    A significant percentage of our employees are on incentive plans tied to performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We select performance goals that are sufficiently demanding, support our strategic and financial objectives and help drive our business. We reward employees for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging unnecessary or excessive risk taking.

•

Align the interests of our executives with those of our shareholders.     It is important that a portion of our executives’ incentive compensation is directly tied to the price of our common stock to align the financial interests of our executives with the interests of our shareholders and to keep our executives focused on sustained financial performance. Compensation paid out to our executives increases with the rise in the price of our stock; if our stock price declines, executive compensation declines as well. In addition, we have implemented minimum stock ownership requirements for our officers and operating presidents.

We believe our compensation programs achieve these goals.

Components of Compensation.

The components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for the day-to-day performance of job responsibilities.	Cash
Annual Cash Incentive Compensation	Rewards performance during the year based on the achievement of annual performance goals.	Cash
Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second and third anniversary dates of a ten-year term.

Performance-based restricted stock (which vests based upon the achievement of financial performance goals).

Time-based restricted stock (which vests at the end of a three-year period).

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health.	Retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees; executive life insurance program and executive long-term disability program.

Allocation of Compensation Components.

We compensate our executives by using a balanced approach, which combines elements that vary by (a) type of compensation (fixed and performance-based compensation), (b) the length of the performance period (annual and long-term compensation), and (c) the form of compensation (cash and equity compensation). We determine this mix by reviewing market compensation information. We do not have a specific policy for the allocation of compensation between fixed and performance-based, annual and long-term, and cash and equity.

We manage our business with the long-term goal of creating and maximizing shareholder value, and, accordingly, a significant percentage of our executive compensation is at risk and weighted towards company and business unit performance, annual and long-term incentives and stock price appreciation. The following chart illustrates the allocation of the principal compensation components for our named executives for 2011. The percentages reflect the amounts of 2011 salary and targeted annual cash incentive compensation and the aggregate grant date fair values of stock options and shares of restricted stock granted in 2011. For 2011, 76% of these principal compensation components for our named executives in the aggregate (84% for our CEO) were variable and tied to performance or our stock price.

Peer Group

Identification of Peer Group.

Our executive compensation program is intended to be competitive in the market. The compensation consultant identifies annually the compensation paid to executives holding equivalent positions or having similar responsibilities at a peer group of chemical, building product manufacturing and retail companies with comparable sales. The compensation consultant also compiles compensation data derived from four general broad-based surveys of industrial companies of similar size to us. These surveys are sponsored by nationally recognized compensation consulting firms. Many of our peer group companies, along with us, participate in these surveys.

We monitor compensation paid at these peer group companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. 2010 annual revenues for the companies in our peer group ranged from $5.0 billion to $19.5 billion, with Sherwin-Williams ranking slightly above the 50th percentile in revenue. The following is our peer group used for purposes of determining 2011 compensation.

Air Products & Chemicals, Inc.	Ecolab Inc.	Monsanto Company
Akzo Nobel, N.V.	Fortune Brands, Inc.	Newell Rubbermaid Inc.
Ashland Inc.	The Goodyear Tire & Rubber Company	Owens Corning
Avery Dennison Corporation	Huntsman Corporation	Praxair, Inc.
Celanese Corporation	The Lubrizol Corporation	PPG Industries, Inc.
The Clorox Company	Masco Corporation	Stanley Black & Decker, Inc.
Crown Holdings, Inc.	MeadWestvaco Corporation	Weyerhaeuser Company
Eastman Chemical Co.	Mohawk Industries, Inc.	Whirlpool Corporation

Use of Market Compensation.

The compensation consultant calculates an average of (a) the compensation available at our peer group (using the most recent proxy data) and (b) the average compensation derived from the surveys. We refer to this average as “market” compensation. This market compensation provides a framework to evaluate the competitiveness of our executive compensation program and determine the mix of compensation components and target compensation levels. We generally benchmark the target compensation we pay our executives to approximate the median market compensation of comparable positions. We benchmark against market compensation because it allows us to attract and retain executives and helps us to manage the overall cost of our compensation program. We use this information only as a reference point, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions and the decisions we make are materially similar for all executives. These policies and decisions result in higher compensation levels for our CEO primarily based upon the higher market compensation for chief executive officers.

The compensation consultant annually provides the Compensation Committee with a comprehensive analysis of market compensation, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation and long-term equity incentive compensation. We review total direct compensation to help us determine whether the principal compensation components that we pay our executives are competitive in the aggregate.

The Compensation Committee compares each executive’s base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation to the median market compensation. We do not have a formal policy of setting target compensation levels at a specific percentile of median market. Individual components may be greater or lesser than median market because we focus on the overall competitiveness of the entire compensation program. Judgment and discretion may be used to adjust a component of compensation above or below the median market for reasons such as an executive’s performance, responsibilities, experience and tenure, our company-wide performance, and the amount of an executive’s compensation in relation to other executives.

The following table sets forth the projected total direct compensation for each of our named executives as a percent of the median market total direct compensation. For purposes of this table, projected total direct compensation includes 2012 base salary, 2012 targeted annual cash incentive compensation, stock options granted in 2011 and the targeted value of restricted stock granted in 2012.

Name	Projected Targeted Total Direct Compensation as a Percentage of Market Compensation
C. M. Connor	101.7%
J. G. Morikis	112.6%
S. P. Hennessy	111.2%
R. J. Davisson	94.5%
S. J. Oberfeld	117.2%

The median total direct compensation paid by our peer group generally reflects 2010 compensation because more current compensation amounts were not available at the time the Compensation Committee reviewed the information. The projected targeted total direct compensation for Mr. Oberfeld materially exceeded median market compensation for his comparable position due to his appointment as Senior Vice President – Corporate Planning and Development in November 2010. The actual amounts we pay our executives may vary from the targeted amounts based upon the achievement of company and business unit performance goals. The Compensation Committee did not increase or decrease the amount of any compensation component based upon the amount of any other compensation component or its review of projected targeted total direct compensation.

Principal Components of Our Executive Compensation Program

Base Salary.

Salary Ranges.    Salary is the only key compensation component that is fixed. Each executive position at our company is assigned a salary grade that corresponds to a salary range with a minimum and maximum. We review the salary ranges against market base salaries based upon the position and level of responsibility. The midpoint of the range generally approximates the median market salary paid for an equivalent or similar position. The Compensation Committee reviews and approves the base salary of each executive annually and at other times in connection with a promotion or other change in responsibility. Annual base salary increases are effective in February.

Annual salary increases are based, in part, on the overall annual salary budget guidelines for our company. We adopt annual salary guidelines for all of our employees as part of our annual budgeting process, which includes a range of merit salary increases. The maximum amount of the range is equal to the amount necessary to increase the salary of an employee (whose salary is below median market for his position, but who receives the highest performance rating) towards the median market salary for his position. For 2011, we adopted an overall 2.5% merit budget for annual salary increases with possible merit increases ranging from 0% to 6.5%. For 2012, we adopted an overall 2.5% merit budget for annual salary increases with possible merit increases ranging from 0% to 5.75%.

Annual Performance Appraisal.    All salaried employees, including our executives, undergo an annual performance appraisal. The executive’s performance for the prior year is evaluated by his direct supervisor. Our CEO reviews each of these evaluations. For the evaluation of our CEO, each director provides ratings and comments for the following categories: performance results, business strategy, developing a management team, and leadership. The results are reviewed by the Compensation Committee and by the non-management directors in executive session.

As part of this annual performance appraisal, each executive is assigned a performance rating by his or her direct supervisor that corresponds with a range of potential merit increases. The direct supervisor recommends salary adjustments based upon the executive’s performance results (accomplishment of incentive performance goals, financial accomplishments and other contributions) and leadership skills (including work ethic and strategic contributions). The performance appraisal also considers the executive’s overall responsibilities, experience and tenure in his particular position. These factors are not quantified or weighted in any objective manner. Instead, discretion and subjective judgment are used in assessing those factors in a qualitative manner and in approving a specific salary increase within the range. In any one year, any one factor or group of factors may play a larger role in determining the amount of an increase compared to any previous year. Our CEO reviews and approves or adjusts each of the salary recommendations.

2011 and 2012 Base Salaries.    The Compensation Committee approved salary increases for 2011 and 2012 for our named executives, other than Mr. Connor. Mr. Connor declined salary increases for 2011 and 2012 and has not received a salary increase since 2008. Mr. Davisson’s increases move his salary towards median market for his new position as President, Paint Stores Group.

Name	% Increase for 2011	2011 Base Salary ($)	% Increase for 2012	2012 Base Salary($)
C. M. Connor	0%	1,221,987	0%	1,221,987
J. G. Morikis	2.5%	779,220	2.75%	800,670
S. P. Hennessy	2.5%	587,704	2.75%	603,876
R. J. Davisson	5.0%	417,638	10%	459,420
S. J. Oberfeld	2.5%	536,354	2.75%	551,122

Annual Cash Incentive Compensation.

We pay annual cash incentive compensation to our executives under our shareholder-approved 2007 Executive Performance Bonus Plan. Our annual incentive compensation program is intended to motivate and compensate our executives for achieving annual performance goals that strengthen our company over the long-term. Our Executive Performance Bonus Plan is designed so that our executives may earn higher than average annual cash incentive compensation for exceeding target business results and lower than average annual cash incentive compensation when target performance goals are not met.

Target and Maximum Annual Incentive Levels.    The Compensation Committee annually reviews target and maximum annual cash incentive compensation levels for our executives as a percent of base salary. Target incentive awards are determined by using the median market annual cash incentive compensation, which generally equals the amount an executive could receive under our Executive Performance Bonus Plan if he achieves a 100% average of his performance goals. The maximum incentive awards are determined by using the maximum annual cash incentive compensation available at our peer group companies and according to the broad-based surveys.

The following table sets forth the 2011 minimum, target and maximum cash incentive compensation levels, as a percent of base salary, for each named executive.

Name	Incentive Amount as a Percentage of Salary
	Minimum	Target	Maximum
C. M. Connor	0%	105%	210%
J. G. Morikis	0%	75%	150%
S. P. Hennessy	0%	75%	150%
R. J. Davisson	0%	60%	120%
S. J. Oberfeld	0%	60%	120%

Annual Performance Goals.    The Compensation Committee approves the performance goals of our named executives. Our CEO also approves the goals of our other named executives. Four of our named executives have identical corporate financial performance goals. Mr. Davisson’s performance goals relate to the Paint Stores Group (PSG) for which he serves as President. We use multiple performance goals to encourage executives to have a well-rounded approach to their performance and not concentrate on achieving just one goal.

For 2011, the Compensation Committee reviewed our annual operating budget and approved target financial performance goals that were set at levels that were of the same magnitude as set forth in our

2011 annual operating budget. Financial performance goals also reflect pro-forma financial projections related to our acquisition of Leighs Paints in July 2011. We set challenging performance goals — the target levels for most of the 2011 financial performance goals were set at levels that showed improvement over 2010 actual results. Maximum levels of performance goals are intended to require significant effort to reach.

The Compensation Committee reviews and approves each named executive’s achievement of performance goals for the prior year. In determining the level of achievement of performance goals, the Compensation Committee may exercise its discretion whether to reflect or exclude the impact of extraordinary non-recurring items or changes in accounting standards, principles and statements. In determining the level of achievement for 2011 earnings per share and after tax return on net assets employed (RONAE), the Compensation Committee excluded the impact of the settlement of the Internal Revenue Service’s audit of our employee stock ownership plan (ESOP) ($75.0 million, or $0.70 per share). In determining the level of achievement of 2011 earnings before interest, taxes, depreciation and amortization (EBITDA) and RONAE, the Compensation Committee excluded the impact of asset impairment charges ($5.5 million). The Compensation Committee made these adjustments because the impact was unanticipated when the performance goals were set and was not related to our ordinary business operations. In addition, the financial impact related to the ESOP in prior years did not increase annual incentive compensation payments to our named executives in those years.

The following table shows for each named executive the 2011 performance goals, minimums, targets, maximums and actual results.

Name	Performance Goals	2011 Annual Cash Incentive Performance Goals
		Minimum	Target	Maximum	Actual Results
C. M. Connor	Earnings per share	$3.76	$4.70	$5.14	$4.84
J. G. Morikis	Net sales	$6.82 billion	$8.53 billion	$9.25 billion	$8.77 billion
S. P. Hennessy	EBITDA(1)	$778.62 million	$973.28 million	$1.03 billion	$970.44 million
S. J. Oberfeld	RONAE(2)	11.70%	14.62%	15.06%	14.60%
R. J. Davisson	PSG sales	$3.73 billion	$4.67 billion	$4.97 billion	$4.78 billion
	PSG profit before taxes	$423.24 million	$529.05 million	$566.96 million	$541.35 million
	PSG RONAE	37.08%	46.35%	47.85%	47.47%
	PSG percentage increase for gallons over prior year	(17.73%)	2.84%	5.69%	1.73%
	PSG residential sales	$1.21 billion	$1.51 billion	$1.66 billion	$1.50 billion

[1]	We explain how we calculate earnings before interest, taxes, depreciation and amortization (EBITDA) on page 37 of our 2011 Annual Report.

[2]

We calculate after tax return on net assets employed (RONAE) by dividing reported net income (excluding any items relating to extraordinary events or which result in a distortion of comparative results) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets and goodwill, less accounts payable.

We intend annual cash incentive amounts to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. In order to achieve this, we establish an annual maximum payout amount against which payouts for achievements may be made to 162(m) participants. The maximum payout for 162(m) participants is based upon one or more of the performance measurements defined in our Executive Performance Bonus Plan. For 2011, the Compensation Committee approved 0.7% of EBITDA as the amount of the maximum payout for 162(m) participants. We selected EBITDA as the method for determining the amount of the maximum payout because we consider EBITDA a useful measure of our operating profitability. For 2011, this resulted in a maximum payout of $6.79 million for the 162(m) participants. After the Compensation Committee determines the amount of the maximum payout, the Compensation Committee may exercise discretion to reduce, but not to increase, the amount of each individual award based on an overall assessment of the performance goals shown in the table above.

In February 2012, the Compensation Committee approved the actual annual incentive compensation amounts earned by our named executives during 2011. Each performance goal has corresponding pre-established achievement levels ranging from a minimum of 0 to a maximum of 125, with 100 equal to target achievement. Achievement levels between the minimum and target, and between the target and maximum, are determined on a straight-line basis. Based upon 2011 business results, the Compensation Committee reviewed and approved the achievement level of each performance goal. The achievement level for each goal was multiplied by the goal’s weight to determine a weighted achievement for the goal. For each named executive, the weighted achievement levels for all goals were added together to determine a total weighted achievement level. Total weighted achievement levels range from a minimum of 0 to a maximum of 125, with 100 equal to target. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each named executive. The range of final payouts as a percentage of salary between the minimum and target, and between the target and maximum, are determined on a straight-line basis.

The calculations used to determine the actual incentive amounts earned by each named executive during 2011 are shown in the table set forth below and are illustrated by the following formula.

Weighting     X     Achievement Level     =     Weighted Achievement Level     →

Incentive Amount as a % of Salary     X     Salary     =     Incentive Amount Earned

		C.M. Connor	J.G. Morikis	S.P. Hennessy	S.J. Oberfeld	R.J. Davisson
Weighting	EPS	40%	20%	40%	40%	PSG Sales	20%
	Net Sales	20%	30%	20%	20%	PSG PBT	35%
	EBITDA	20%	30%	20%	20%	PSG RONAE	20%
	RONAE	20%	20%	20%	20%	PSG Gallons	15%
						PSG Res. Sales	10%
Achievement Level	EPS	107.95	107.95	107.95	107.95	PSG Sales	109.40
	Net Sales	108.27	108.27	108.27	108.27	PSG PBT	108.11
	EBITDA	98.54	98.54	98.54	98.54	PSG RONAE	118.67
	RONAE	98.24	98.24	98.24	98.24	PSG Gallons	94.59
						PSG Res. Sales	94.83
Weighted Achievement Level	EPS	43.18	21.59	43.18	43.18	PSG Sales	21.88
	Net Sales	21.65	32.48	21.65	21.65	PSG PBT	37.84
	EBITDA	19.71	29.56	19.71	19.71	PSG RONAE	23.73
	RONAE	19.85	19.85	19.85	19.85	PSG Gallons	14.19
						PSG Res. Sales	9.48
	Total	104.39	103.48	104.39	104.39	Total	107.12
Incentive Amount as a % of Salary	Minimum	0%	0%	0%	0%	Minimum	0%
	Target	105%	75%	75%	60%	Target	60%
	Maximum	210%	150%	150%	120%	Maximum	120%
	Actual Result	123.43%	85.44%	88.17%	70.53%	Actual Result	77.10%
Salary		$1,221,987	$776,295	$585,499	$534,339		$414,575
Incentive Amount Earned		$1,508,000	$663,000	$516,000	$377,000		$320,000

Long-Term Equity Incentive Compensation.

A significant percentage of total compensation is allocated to long-term equity incentive compensation. We grant long-term equity incentive compensation annually under our 2006 Equity and Performance Incentive Plan. Our long-term equity incentive compensation is designed to reward executives the way our shareholders are rewarded — through growth in the value of our common stock. Our long-term equity compensation program for our executives consists of stock options, performance-based restricted stock and time-based restricted stock. We believe this structure provides an appropriate balance among aligning executive interests with those of our shareholders, encouraging executive retention, and rewarding executives for sustained performance results. Our stock option program is the primary means by which we grant long-term stock compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our restricted stock program is designed for a more select group of key employees and rewards participants based upon the achievement of financial performance goals and for the appreciation in our stock price.

For grants of stock options and restricted stock made after our 2010 Annual Meeting, we added a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change of control. Upon a change of control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change of control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. We also eliminated the payment of current dividends for grants of performance-based restricted stock made after our 2010 Annual Meeting. The payment of dividends on grants of performance-based restricted stock is now deferred and paid only if and to the extent the restricted stock vests based on the achievement of the performance goals.

Grant Practices.    When making grants of stock options and restricted stock, we begin by determining the median market value of long-term equity incentive compensation. We allocate that value between stock options and restricted stock by targeting comparable values for stock options and restricted stock. We allocate the mix of stock options and restricted stock in this way because we want to equally reward the growth in the value of our common stock and the achievement of financial performance goals. Long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options and shares of restricted stock currently held by an executive when making equity awards.

We have used a consistent approach in granting stock options and restricted stock over the years. We grant stock options and restricted stock on an annual basis at regularly scheduled Compensation Committee meetings. We schedule the dates of these meetings approximately three years in advance. At each February Compensation Committee meeting, we grant restricted stock. This meeting typically occurs in the third week of February, approximately three or four weeks after we release our annual earnings results. At each October Compensation Committee meeting, we grant stock options. These grants are made typically on the same day that the Audit Committee approves our earnings release for the third quarter and shortly before we release our third quarter earnings results. We grant restricted stock and stock options in February and October so that our annual grants are made at different times of the year. We may also grant restricted stock and stock options at other Compensation Committee meetings in connection with an employee’s initial hire, promotion and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or shares of restricted stock to be granted or the date of grant.

The following table shows the number of stock options and shares of performance-based and time-based restricted stock granted to our named executives during 2011.

Name	Number of Stock Options Granted in 2011	Number of Shares of Restricted Stock Granted in 2011
		Performance-Based	Time-Based
C. M. Connor	120,000	32,700	16,350
J. G. Morikis	40,000	11,444	5,722
S. P. Hennessy	30,000	7,640	3,820
R. J. Davisson	21,500	7,030	3,515
S. J. Oberfeld	21,500	7,030	3,515

Stock Options.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes value of the stock options over a prior 90-day period. Black-Scholes is a generally accepted model used in estimating the value of stock options. The Compensation Committee generally grants stock options to approximate median market value.

Stock options have value only if our stock price increases following the grant date. In accordance with the terms of our stock plan, the option exercise price is equal to the average of the highest and lowest sale prices of our common stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price of our common stock on that day. The Compensation Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price given potential intra-day price volatility. We do not reprice stock options — our stock plans do not permit repricing without shareholder approval and do not contain reload features.

Restricted Stock.    Our annual grant of restricted stock consists of two-thirds performance-based shares and one-third time-based shares, both vesting at the end of a three-year period. We designed our time-based shares to vest at the end of the three-year period, rather than ratably over the vesting period, to strengthen the retention power of the grants. With respect to performance-based shares, the number of shares granted is equal to approximately two times the target value, and we correspondingly set maximum goals higher, making achievement of the goals more difficult to attain in order to provide a greater incentive for above target performance.

The financial goal for the 2011 grant of performance-based restricted stock is earnings per share over the 2011 – 2013 performance period as illustrated in the following table. The Compensation Committee selected this performance measure because it is widely communicated and easily understood and is a key measure used in evaluating the success of our company’s performance and in determining the market value of our common stock. Performance between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts.

	Cumulative EPS	% of Target	Vesting %
Maximum	$18.20	200%	100%
Target	$15.84	100%	50%
Threshold	≤$15.11	25%	13%

2011 and 2012 Vesting of Performance-Based Restricted Stock.    In February 2011 and February 2012, the Compensation Committee determined the vesting of the shares of performance-based restricted stock for the 2007 – 2010, 2008 – 2011 and 2009 – 2011 performance periods based upon performance goals relating to EBITDA and average return on average equity over those periods. As reflected in the table below, none of the shares of restricted stock vested for the 2007 – 2010 and 2008 – 2011 performance periods. The performance goals for these performance periods were set prior to the recent global recession, and primarily due to the impact that the recession had on the economy and our industry, we did not achieve the threshold levels of EBITDA. All of the shares of restricted stock vested for the 2009 – 2011 performance period.

Performance Period	EBITDA Goal at Target	Return on Average Equity Goal at Target	Actual EBITDA Results	Actual Return on Average Equity Results	% of Restricted Stock Vesting
2007 – 2010	$4.86 billion	17%	$3.96 billion	30.7%	0%
2008 – 2011	$5.32 billion	18%	$3.77 billion	30.5%	0%
2009 – 2011	$2.46 billion	18%	$2.77 billion	30.7%	100%

We calculate average return on average equity for the vesting period as follows. Return on average equity for each year of the vesting period is calculated by dividing our reported net income (excluding any items relating to extraordinary events or which result in a distortion of comparative results) by our average of beginning and ending shareholders’ equity for that year. We then calculate the average of those amounts over the vesting period to arrive at average return on equity. The number of shares of restricted stock that vested in February 2012 did not increase due to any change in reported net income due to excluding items relating to extraordinary events or which resulted in a distortion of comparative results.

Other Arrangements, Policies and Practices

No Employment Agreements.

We do not have employment agreements with any of our executives. Our executives are employed at-will.

Limited Perquisites.

Consistent with our culture, the perquisites provided to our named executives are limited. Additional information, including the incremental cost of these benefits in 2011, is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Internal Pay Equity.

The Compensation Committee broadly considers internal pay equity when setting compensation levels for executives with similar responsibilities, experience and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position and performance. In order to maintain internal equity in connection with grants of stock options and restricted stock, the Compensation Committee generally grants the same number of stock options and shares of restricted stock to employees who are in similar pay grades.

Tally Sheets.

When approving changes in compensation for our named executives, we prepare a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including base salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings plans, health and welfare programs and other executive benefits. Tally sheets also set forth the potential payments to our named executives in the event of retirement and termination following a change in control.

Tally sheets allow the Compensation Committee and management to assess how a change in the amount of each compensation component affects each named executive’s total compensation and to provide overall perspective on each named executive’s total compensation. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for each of our named executives is consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation of our named executives solely based upon the review of tally sheets.

Stock Ownership Guidelines.

We have established minimum stock ownership requirements for our directors, executive officers and operating presidents to encourage meaningful stock ownership in Sherwin-Williams. We require each director who has served on the Board for at least five years to own a minimum of 10,000 shares of common stock. We require each executive and operating president who has served in such capacity for at least five years to own shares of common stock equal in value to a multiple of his base salary ranging from a low of three times for certain executive officers and operating presidents to a high of six times for our CEO. In February 2011, we increased the minimum ownership requirement for our CEO from five times to six times his base salary. For purposes of meeting this requirement, each equivalent share of common stock held under our benefit plans and each share of time-based restricted stock is considered as a share of common stock. Stock options and shares of performance-based restricted stock are not considered towards meeting the requirement.

The Compensation Committee reviews share holdings on an annual basis to determine whether our directors, executives and operating presidents are meeting these requirements. The requirements for our named executives, as well as their actual ownership levels at December 31, 2011, are set forth in the table below. All directors and named executives have either met the guidelines or are pursuing plans to meet the guidelines within the prescribed time frames.

Under our long-standing insider trading policy, our executives are prohibited from trading in Sherwin-Williams’ puts, calls, options or similar securities or engaging in short sales of our stock. As part of the Dodd-Frank Act, the SEC is scheduled to issue rules later this year requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Retirement Plans and Other Benefits.

We provide our executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our named executives and tally sheets. Additional information about our retirement and savings plans is set forth in the executive compensation tables and the accompanying narrative discussion.

Other executive benefit programs include an executive life insurance program and an executive long-term disability program. The life insurance and long-term disability programs are designed to provide our named executives with life and disability benefits greater than the life and disability benefits available under the broad-based life insurance and long-term disability programs that we offer to other employees due to benefit limitations within the broad-based programs. The 2011 amounts for these programs are set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Clawback and Recapture Policy.

We have a policy allowing Sherwin-Williams to recapture or “clawback” compensation paid or payable to executives and key employees in the event of a financial restatement. Under the policy, employees who receive an award under our Executive Performance Bonus Plan are required to reimburse Sherwin-Williams in the event:

•

the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under federal securities laws; and

•	the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been made to the employee based upon the restated results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results. In addition, under our 2006 Equity and Performance Incentive Plan, (a) all stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in such conduct.

The Dodd-Frank Act requires the SEC to adopt rules that require companies to adopt a policy that, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the company will recover incentive compensation received prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Severance Pay Agreements.

To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we have entered into severance pay agreements with our executives, including each of our named executives. Given the heightened focus that has been given recently to change in control agreements, the Compensation Committee engaged its compensation consultant in 2011 to compare our severance pay agreements to prevailing market practices. Based upon such review, the Compensation Committee believes that the material terms of the severance agreements are consistent with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. Because Mr. Connor’s base salary and annual cash incentive pay are higher than that of our other named executives, Mr. Connor’s potential cash severance payment is correspondingly higher than that of our other named executives. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Compensation Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Policy Concerning Future Severance Agreements.

We adopted a policy in 2010, which provides that we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity based awards, vacation pay, retirement benefits, health continuation coverage and outplacement services. In addition, the policy provides that future severance agreements will not include any tax gross-up payments.

Tax and Accounting Considerations.

From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer to our executives. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million per year paid to a company’s chief executive officer and certain other named executives, but contains an exception for performance-based compensation if certain procedural requirements are satisfied. One of these requirements is that shareholders approve the material terms of the performance criteria at least once every five years. Our shareholders last approved the material terms of the performance criteria under our Executive Performance Bonus Plan in 2007. Accordingly, as part of this Proxy Statement, we are asking our shareholders to approve the amendment and restatement of our Executive Performance Bonus Plan. Please see “Proposal 3 — Approval of the Amendment and Restatement of the 2007 Executive Performance Bonus Plan.”

Under our Executive Performance Bonus Plan, we have the ability to pay non-discretionary annual cash incentive compensation to our named executives that will qualify for deductibility. Independent of our Executive Performance Bonus Plan, the Compensation Committee retains the discretion to reward individual performance by paying executive compensation amounts that may not be deductible under Section 162(m). The Compensation Committee believes that its ability to exercise such discretion is in the best interests of Sherwin-Williams and our shareholders. The Compensation Committee did not approve the payment of any such discretionary bonus amounts for 2011 that are not deductible under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer, our Senior Vice President – Finance and Chief Financial Officer and our other three highest paid executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
C. M. Connor	2011	1,221,987	-0-	2,774,922	2,212,752	1,508,000	-0-	432,387	8,150,048
Chairman and	2010	1,221,987	-0-	2,095,925	1,964,476	2,085,000	-0-	367,812	7,735,200
Chief Executive Officer	2009	1,268,986	-0-	2,147,367	1,918,725	1,684,000	-0-	476,732	7,495,810
J. G. Morikis	2011	776,295	-0-	971,138	737,584	663,000	-0-	210,996	3,359,013
President and	2010	748,953	-0-	902,860	683,296	910,000	-0-	200,948	3,446,057
Chief Operating Officer	2009	732,703	-0-	920,300	767,490	732,000	-0-	241,374	3,393,867
S. P. Hennessy	2011	585,499	-0-	648,330	553,188	516,000	-0-	165,794	2,468,811
Senior Vice President –	2010	571,640	-0-	602,982	546,637	697,000	-0-	152,618	2,570,877
Finance and	2009	561,632	-0-	736,240	613,992	636,000	-0-	193,585	2,741,449
Chief Financial Officer
R. J. Davisson(1)	2011	414,575	-0-	596,566	396,451	320,000	-0-	341,027	2,068,619
President, Paint
Stores Group
S. J. Oberfeld	2011	534,339	-0-	596,566	396,451	377,000	-0-	139,062	2,043,418
Senior Vice President –	2010	521,680	-0-	554,614	704,310	528,000	-0-	116,051	2,424,655
Corporate Planning	2009	532,729	-0-	613,533	552,593	444,000	-0-	153,728	2,296,583
and Development

[1]	Compensation information for Mr. Davisson is not shown for 2009 and 2010 because he was not a named executive during those years.

[2]

The values set forth in this column reflect shares of restricted stock granted to our named executives. The values of restricted stock are equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values restricted stock assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The following table sets forth the aggregate grant date fair value for the shares of restricted stock reflected in this column assuming the highest level of performance conditions will be achieved.

	2011	2010	2009
C. M. Connor	$4,162,383	$3,143,888	$3,221,050
J. G. Morikis	1,456,707	1,354,290	1,380,450
S. P. Hennessy	972,496	902,860	1,104,360
R. J. Davisson	894,849	—	—
S. J. Oberfeld	894,849	831,921	920,300

[3]

The values set forth in this column reflect stock options granted to our named executives. The values of stock options are equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2011	2010	2009
Risk-free interest rate	1.13%	1.16%	2.39%
Expected life of options	5.27 years	5.27 years	5.27 years
Expected dividend yield of stock	1.77%	1.84%	2.69%
Expected volatility of stock	0.303	0.304	0.319

[4]	The amounts set forth in this column for 2011 include compensation under the following plans and programs:

	C. M. Connor	J. G. Morikis	S. P. Hennessy	R. J. Davisson	S. J. Oberfeld
Pension Investment Plan	$ 12,250	$ 9,800	$ 12,250	$ 12,250	$ 12,250
Employee Stock Plan	9,800	9,800	9,800	9,800	9,800
Deferred Compensation Savings Plan	287,799	137,180	99,224	53,870	86,866
Executive Life Insurance Plan	85,800	49,433	41,900	16,225	27,485
Executive Disability Income Plan	2,372	2,283	2,620	2,645	2,661
Charitable Matching Gifts	1,750	2,500	-0-	-0-	-0-
Perquisites	32,616	-0-	-0-	178,030	-0-
Reimbursement of Taxes	-0-	-0-	-0-	68,207	-0-

TOTAL	$432,387	$210,996	$165,794	$341,027	$139,062

•	Pension Investment Plan — company contributions under our Salaried Employees’ Revised Pension Investment Plan, a defined contribution plan.

•	Employee Stock Purchase and Savings Plan — company matching contributions under our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan.

•	2005 Deferred Compensation Savings and Pension Equalization Plan — company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•	Executive Life Insurance Plan — the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan.

•	Executive Disability Income Plan — company payments for premiums under our Executive Disability Income Plan.

•	Charitable Matching Gifts — company charitable matching contributions under our matching gifts programs.

•

Perquisites and Reimbursement of Taxes — The incremental cost of perquisites includes: $21,081 for Mr. Davisson under our executive automobile program; $32,616 for Mr. Connor for personal use of corporate aircraft; and $156,949 for relocation expenses for Mr. Davisson’s relocation to Cleveland because of his promotion to President, Paint Stores Group, including moving expenses, temporary living expenses, duplicate housing costs, home purchase costs, home sale costs and other miscellaneous expenses. We also reimbursed Mr. Davisson $68,207 for taxes he incurred in connection with these relocation expenses.

The executive automobile program is being phased out for all of our named executives as their automobile lease terms end. Mr. Davisson is the only named executive who participates in this program. The incremental cost is determined by adding all of the costs of the program, including lease costs and costs of maintenance, fuel, license and taxes.

Under our executive travel policy, the Board strongly recommends that our CEO uses corporate aircraft at all times when he is traveling, whether for business or personal reasons. Our CEO has the authority to authorize the personal use of corporate aircraft by the other members of senior management. We believe this policy is similar to the policies of many other large public companies. The incremental cost of personal use of corporate aircraft is determined based upon the variable operating costs of the aircraft, which includes fuel costs, maintenance and repair costs, landing fees, engine reserve fees, catering costs and travel costs for the pilots. The incremental cost includes the cost of “dead head” flights, which are return or pick-up flights without passengers flown. An average hourly rate is calculated by dividing the total variable operating costs for the year by the number of hours the aircraft is flown. The average hourly rate is then multiplied by the number of hours of the executive’s personal use to derive the total incremental cost. Fixed operating costs, such as pilot salaries, depreciation and insurance, that do not change based upon usage are not included. To the extent any use of the corporate aircraft results in imputed income to the executive, we do not provide tax gross-ups on such income.

Narrative Information Regarding the Summary Compensation Table.

Salary.    The salary amounts disclosed in the table are the amounts of base salary earned by our named executives during the indicated year. The salary amounts paid to our named executives during 2009 contained 27 bi-weekly pay periods instead of the usual 26. For 2011, salaries earned by our named executives accounted for the following percentages of their total compensation set forth in the table: Mr. Connor (15%), Mr. Morikis (23%), Mr. Hennessy (24%), Mr. Davisson (20%) and Mr. Oberfeld (26%).

Salaried Employees’ Revised Pension Investment Plan.    Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified retirement plan that provides eligible U.S. salaried employees with a company contribution based on an age and service formula. All of our named executives participate in this plan.

Employee Stock Purchase and Savings Plan.    We provide all of our eligible U.S. salaried employees the opportunity to participate in our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive company matching contributions. Our named executives participate in this plan on the same terms as other eligible employees.

2005 Deferred Compensation Savings and Pension Equalization Plan.    Our Deferred Compensation Savings Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred under this plan. Our executives became eligible to participate in this plan effective January 1, 2010. Information about this plan is set forth in the 2011 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

In addition, we purchase tickets to sporting and cultural events for business purposes. If not used for business purposes, the tickets are made available to our executives and other employees for personal use.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock during 2011 to our named executives.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. M. Connor	02/15/2011	-0-	1,283,086	2,566,172
	02/15/2011				4,251	16,350	32,700				1,387,461
	02/15/2011							16,350			1,387,461
	10/19/2011								120,000	78.255	2,212,752
J. G. Morikis	02/15/2011	-0-	582,221	1,164,442
	02/15/2011				1,488	5,722	11,444				485,569
	02/15/2011							5,722			485,569
	10/19/2011								40,000	78.255	737,584
S. P. Hennessy	02/15/2011	-0-	439,124	878,248
	02/15/2011				993	3,820	7,640				324,165
	02/15/2011							3,820			324,165
	10/19/2011								30,000	78.255	553,188
R. J. Davisson	02/15/2011	-0-	248,745	497,490
	02/15/2011				914	3,515	7,030				298,283
	02/15/2011							3,515			298,283
	10/19/2011								21,500	78.255	396,451
S. J. Oberfeld	02/15/2011	-0-	320,604	641,207
	02/15/2011				914	3,515	7,030				298,283
	02/15/2011							3,515			298,283
	10/19/2011								21,500	78.255	396,451

[1]

The amounts set forth in these columns reflect the threshold, target and maximum annual cash incentive compensation amounts that could have been earned during 2011 based upon the achievement of performance goals under our 2007 Executive Performance Bonus Plan. The grant date of February 15, 2011 is the date that the performance goals were approved by the Compensation and Management Development Committee. The amounts of annual cash incentive compensation earned in 2011 by our named executives have been determined and were paid in February 2012. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

The amounts set forth in these columns reflect the threshold, target and maximum number of shares of performance-based restricted stock granted on February 15, 2011 under our 2006 Equity and Performance Incentive Plan. These shares vest in February 2014 based upon the level of achievement of the financial performance goal.

[3]

The amounts set forth in this column reflect the number of shares of time-based restricted stock granted on February 15, 2011 under our 2006 Equity and Performance Incentive Plan. These shares vest in February 2014.

[4]

The amounts set forth in this column reflect the number of stock options granted on October 19, 2011 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant and expire on October 18, 2021.

[5]	The exercise price equals the average of the highest and lowest sale prices of our common stock on the grant date, October 19, 2011. The closing price on the grant date was $77.33.

[6]

The values of performance-based and time-based restricted stock set forth in this column are equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values restricted stock assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The values of stock options set forth in this column are equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are set forth in the table to footnote 3 of the Summary Compensation Table.

Narrative Information Regarding the 2011 Grants of Plan-Based Awards Table.

Non-Equity Incentive Plan Awards.    The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2011 under our 2007 Executive Performance Bonus Plan based upon the accomplishment of company financial and operating performance goals. Annual cash incentive compensation is payable as a percentage of salary. These percentages vary by named executive. More information is set forth under the heading “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis.

Restricted Stock.    We grant performance-based and time-based restricted stock pursuant to our 2006 Equity and Performance Incentive Plan. We have included more information about our restricted stock program under the heading “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis.

Time-based shares granted in 2011 vest at the end of a three-year vesting period. Performance-based shares granted in 2011 vest at the end of a three-year performance period based upon cumulative earnings per share over the three-year period. Shares of restricted stock will vest immediately upon the death or disability of the named executive.

The threshold amounts for the performance-based restricted stock set forth in the table correspond to our named executives receiving 13% of the shares granted, which is the number of shares that will vest for the minimum level of performance. The maximum amounts set forth in the table reflect a grant of a number of shares of performance-based restricted stock equal to two times the target value (and correspondingly the setting of above target goals higher, making achievement of the goals more difficult to attain) in order to provide an incentive for above target performance.

At our 2010 Annual Meeting, our 2006 Equity and Performance Incentive Plan was amended to eliminate the payment of current dividends for grants of performance-based restricted stock made after the date of that meeting. The payment of dividends on these grants of performance-based restricted stock is now deferred, and dividends are paid only if and to the extent the restricted stock vests based on the achievement of the financial performance goals.

Current dividends are paid on shares of time-based restricted stock. Dividends are paid at the same rate as is paid on Sherwin-Williams common stock. During 2011, the quarterly dividend rate was $0.365 per share. In February 2012, the Board of Directors announced an increase in the quarterly dividend rate to $0.39 per share payable on March 9, 2012.

Stock Options.    We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. The option exercise price is equal to the average of the highest and lowest reported sale prices of our common stock on the grant date. Stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the date of grant and have a term of 10 years. Stock options become immediately exercisable in the event of the death or disability of the named executive. Stock options are not transferable other than by will or the laws of descent and distribution.

Vesting of Equity Awards Upon Change of Control.    At our 2010 Annual Meeting, our 2006 Equity and Performance Incentive Plan was amended to include a “double-trigger” acceleration provision with respect to the vesting of awards (made after the date of that meeting) in connection with a change of control. Upon a change of control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change of control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. If a participant’s employment is terminated under either of those circumstances, his or her outstanding awards will immediately vest and become exercisable in full. Awards that are not assumed by the surviving entity, as well as awards granted prior to our 2010 Annual Meeting, will immediately vest and become exercisable in full upon a change of control.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011 TABLE

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock outstanding on December 31, 2011 for our named executives.

	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
C. M. Connor	10/24/2003	200,000	-0-	31.20	10/23/2013	16,250	(3)	1,450,638	11,180	(5)	998,039
	10/20/2004	135,000	-0-	41.725	10/19/2014	16,350	(4)	1,459,565	70,000	(6)	6,248,900
	10/21/2005	175,000	-0-	43.595	10/20/2015				32,500	(7)	2,901,275
	10/18/2006	140,000	-0-	59.435	10/17/2016				32,700	(8)	2,919,129
	10/19/2007	100,000	-0-	63.44	10/18/2017
	10/14/2008	125,000	-0-	54.09	10/13/2018
	10/15/2009	83,333	41,667	63.25	10/14/2019
	10/19/2010	38,334	76,666	72.62	10/18/2020
	10/19/2011	-0-	120,000	78.255	10/18/2021
J. G. Morikis	10/18/2006	48,318	-0-	59.435	10/17/2016	7,000	(3)	624,890	4,420	(5)	394,573
	10/19/2007	40,000	-0-	63.44	10/18/2017	5,722	(4)	510,803	30,000	(6)	2,678,100
	10/14/2008	16,667	-0-	54.09	10/13/2018				14,000	(7)	1,249,780
	10/15/2009	33,333	16,667	63.25	10/14/2019				11,444	(8)	1,021,606
	10/19/2010	13,334	26,666	72.62	10/18/2020
	10/19/2011	-0-	40,000	78.255	10/18/2021
S. P. Hennessy	10/18/2006	31,318	-0-	59.435	10/17/2016	4,700	(3)	419,569	3,250	(5)	290,128
	10/19/2007	28,424	-0-	63.44	10/18/2017	3,820	(4)	341,011	24,000	(6)	2,142,480
	10/14/2008	34,152	-0-	54.09	10/13/2018				9,300	(7)	830,211
	10/15/2009	26,667	13,333	63.25	10/14/2019				7,640	(8)	682,023
	10/19/2010	10,667	21,333	72.62	10/18/2020
	10/19/2011	-0-	30,000	78.255	10/18/2021
R. J. Davisson	10/15/2009	3,500	5,000	63.25	10/14/2019	1,700	(3)	151,759	1,300	(5)	116,051
	10/19/2010	4,000	8,000	72.62	10/18/2020	3,515	(4)	313,784	5,500	(6)	490,985
	10/19/2011	-0-	21,500	78.255	10/18/2021				3,400	(7)	303,518
									7,030	(8)	627,568
S. J. Oberfeld	10/20/2004	2,396	-0-	41.725	10/19/2014	4,300	(3)	383,861	3,250	(5)	290,128
	10/21/2005	2,293	-0-	43.595	10/20/2015	3,515	(4)	313,784	20,000	(6)	1,785,400
	10/18/2006	33,000	-0-	59.435	10/17/2016				8,600	(7)	767,722
	10/19/2007	30,000	-0-	63.44	10/18/2017				7,030	(8)	627,568
	10/14/2008	36,000	-0-	54.09	10/13/2018
	10/15/2009	24,000	12,000	63.25	10/14/2019
	10/19/2010	9,500	19,000	72.62	10/18/2020
	11/15/2010	4,067	8,133	73.57	11/14/2020
	10/19/2011	-0-	21,500	78.255	10/18/2021

[1]	Options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant.

[2]	The values set forth in these columns equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($89.27) on December 30, 2011.

[3]	Shares of time-based restricted stock vest in February 2013.

[4]	Shares of time-based restricted stock vest in February 2014.

[5]

None of these shares of performance-based restricted stock vested in February 2012 because the threshold level of performance was not achieved. The number and value of these shares reflect the threshold level of performance.

[6]

100% of these shares of performance-based restricted stock vested in February 2012 based upon the achievement of the performance goals. The number and value of these shares reflect the maximum level of performance.

[7]

Shares of performance-based restricted stock vest in February 2013 on the date the Board of Directors determines the level of achievement of the performance goals. The number and value of these shares reflect the maximum level of performance.

[8]

Shares of performance-based restricted stock vest in February 2014 on the date the Board of Directors determines the level of achievement of the performance goal. The number and value of these shares reflect the maximum level of performance.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2011 for our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
C. M. Connor	-0-	-0-	-0-	-0-
J. G. Morikis	35,015	1,101,160	-0-	-0-
S. P. Hennessy	41,131	1,677,397	-0-	-0-
R. J. Davisson	20,500	492,170	-0-	-0-
S. J. Oberfeld	13,707	513,738	-0-	-0-

[1]

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the date of exercise.

[2]	No shares of performance-based restricted stock vested during 2011 because the threshold level of performance was not achieved.

2011 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information relating to our 2005 Deferred Compensation Savings and Pension Equalization Plan for 2011.

	Executive Contributions in Last	Registrant Contributions in Last	Aggregate Earnings/(Losses) in Last	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	FY ($)	FY ($)(1)	FY ($)(2)	($)	($)(3)
C. M. Connor	-0-	287,799	(29,332)	-0-	519,937
J. G. Morikis	-0-	137,180	(4,519)	-0-	237,569
S. P. Hennessy	-0-	99,224	(1,249)	-0-	188,133
R. J. Davisson	-0-	53,870	(1,692)	-0-	76,354
S. J. Oberfeld	-0-	86,866	(2,735)	-0-	150,742

[1]	These amounts represent company contributions for each named executive. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]

These amounts include earnings/(losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

[3]

These amounts represent each named executive’s aggregate account balance at December 31, 2011. The amounts include company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. The following portion of these aggregate account balances previously were reported as compensation in the Summary Compensation Table for previous years. No amount was previously reported for Mr. Davisson because he was not a named executive in previous years.

Name	Amount Previously Reported ($)
C. M. Connor	237,139
J. G. Morikis	97,707
S. P. Hennessy	85,535
R. J. Davisson	-0-
S. J. Oberfeld	63,855

Material Features of our Deferred Compensation Savings Plan.

Our 2005 Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations. Our named executives became eligible to participate in this plan effective January 1, 2010.

There are two benefit components to the deferred compensation savings portion of this plan. The benefit payable under the first component is the company matching contribution under our Employee Stock Purchase and Savings Plan (a 401(k) plan) that participants would have otherwise received but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code. All of our named executives participate in this component of this plan.

The second component to this plan is the company contribution provided under our Salaried Employees’ Revised Pension Investment Plan. The benefit payable under this second component of this plan is the company contribution that participants would have otherwise received but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code. All of our named executives participate in this component of this plan.

All company contributions provided under these two components of this plan are credited in the form of units and will accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in this plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability or upon a separation of service, unless otherwise timely elected, in equal annual installments not to exceed fifteen (15) years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of normal and early retirement, involuntary termination, death, disability, voluntary termination (not for cause), termination for cause, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change in control without a termination of employment.

We do not have employment agreements with any of our named executives and do not have a formal severance policy or arrangement that provides for payments to a named executive in the event of a termination of employment (other than with respect to a termination of employment following a change in control as described below). The Compensation and Management Development Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive in the event of a termination. The Compensation Committee believes that it is in the best interests of Sherwin-Williams and our shareholders that executives are treated fairly and equitably on a termination.

Assumptions and General Principles.

The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that each named executive was terminated on December 31, 2011. Accordingly, the table reflects amounts earned as of December 31, 2011 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control.

•

A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•

A named executive must be employed on December 31 to be entitled to receive annual cash incentive compensation pursuant to our 2007 Executive Performance Bonus Plan. In the event a termination occurs on a date other than December 31, the Compensation Committee has discretion to award the named executive an annual cash incentive compensation payment. Typically, this payment would approximate a prorated amount of the payment the named executive would have received under the plan and takes into consideration the named executive’s performance and contributions to achieving the performance goals under the plan to the date of termination. These annual cash incentive payments have not typically been awarded in the event of a voluntary termination or a termination for cause.

Because we have assumed a December 31, 2011 termination date, each of our named executives is entitled to receive the annual cash incentive compensation payment earned under the plan for 2011. Therefore, the amount set forth in the table for prorated annual cash incentive compensation is the actual annual incentive compensation earned by each named executive during 2011. This amount is also the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change of control. Please refer to the information set forth below under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plans in the event of a change in control.

•

A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock awards for which the vesting period has expired prior to the date of termination. The number of unrestricted shares to be received by a named executive will be determined by the Compensation Committee pursuant to the applicable plan. Any payments related to these stock options and restricted stock awards are not included in the table because they are not severance payments.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our Employee Stock Purchase and Savings Plan and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

Normal Retirement.

A named executive is eligible to elect normal retirement at age 65. All of our full-time salaried employees hired prior to January 1, 1993 are eligible for health care and life insurance benefits upon normal retirement subject to the terms of the plans. In addition, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding restricted stock awards will continue to vest as if the named executive had continued employment throughout the restriction period. The number of unrestricted shares that the named executive will be entitled to receive will be determined in accordance with the plan as if the named executive had remained employed throughout the restriction period.

At December 31, 2011, none of our named executives were eligible for normal retirement.

Early Retirement.

A named executive is eligible to elect early retirement upon satisfying the criteria for early retirement (age 55-59 with at least 20 years of vesting service or age 60 or older if the combination of age and years of vesting service equal at least 75). In the event of early retirement, all outstanding stock options will continue to vest in accordance with their terms. The Compensation Committee has the discretion to cancel all of the named executive’s rights to outstanding restricted stock, continue all rights in full, or prorate the number of shares of restricted stock for the portions of the restricted periods completed as of the date of retirement. The number of unrestricted shares that the named executive will be entitled to receive if the named executive’s rights continue in full or prorata will be determined in accordance with the plan as if the named executive had remained employed throughout the restriction period.

At December 31, 2011, Messrs. Connor and Oberfeld were eligible for early retirement.

Involuntary Termination.

In the event of an involuntary termination not for cause, the Compensation Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive. In making this determination, the Compensation Committee may consider a number of factors, including the reasons for the termination, the named executive’s tenure and performance, the named executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions. Because we do not have sufficient experience with involuntary terminations of executives at the positions of our named executives, we cannot reasonably estimate the amount or range of amounts of severance payments and benefits that would be offered to our named executives. Therefore, although it is reasonably likely that we will offer a severance payment and benefits to a named executive in the event of an involuntary termination not for cause, these amounts are not included in the table.

Death and Disability.

In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable, and all shares of restricted stock will immediately vest and become unrestricted. The amounts for stock options reflect the difference between the average of the high and low market price of our common stock ($89.475) on December 30, 2011 and the exercise prices for each option for which vesting accelerated. The amounts for restricted stock reflect the number of shares of restricted stock for which the vesting accelerated multiplied by the average of the high and low market price of our common stock ($89.475) on December 30, 2011.

In addition, each named executive participates in our executive life insurance program. Under our executive life insurance program, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4.0 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Davisson and Oberfeld) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4.0 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Davisson and Oberfeld) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Connor, Morikis and Hennessy) or 2.0 times (for Messrs. Davisson and Oberfeld) the named executive’s base salary at age 62. All of our named executives were less than 62 years of age on December 31, 2011.

Each named executive also participates in our executive long-term disability program. Upon the occurrence of a disability under the program, a named executive will receive an annual benefit equal to 60% of base salary until the earlier of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; or (d) death. The amounts set forth in the table reflect the amount of the first annual payment (60% multiplied by the named executive’s current base salary) under the program. The program is frozen to new participants effective January 1, 2008.

Voluntary Termination and Termination for Cause.

A named executive is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control.

At our 2010 Annual Meeting, our 2006 Equity and Performance Incentive Plan was amended to include a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change of control. Upon a change of control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change of control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. If a participant’s employment is terminated under either of those circumstances, his or her outstanding awards will immediately vest and become exercisable in full. Awards that are not assumed by the surviving entity will also immediately vest and become exercisable in full.

For equity awards granted prior to our 2010 Annual Meeting, upon the occurrence of a change in control, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted for all participants under the applicable stock plans, including our named executives.

The amounts set forth in the table assume in the event of a change in control without a termination of employment that (a) all outstanding stock options and shares of restricted stock granted prior to our 2010 Annual Meeting will immediately vest and (b) all outstanding stock options and shares of restricted stock granted after our 2010 Annual Meeting are assumed by the surviving entity and will continue to vest and become exercisable in accordance with their original terms. The amounts for stock options reflect the difference between the average of the high and low market price of our common stock ($89.475) on December 30, 2011 and the exercise prices for each option for which vesting accelerated. The amounts for restricted stock reflect the number of shares of restricted stock for which vesting accelerated multiplied by the average of the high and low market price of our common stock ($89.475) on December 30, 2011.

We have also entered into change in control severance agreements with each of our named executives. Forms of these agreements have been filed as an exhibit to our Annual Report on Form 10-K.

In general, a change of control will be deemed to have occurred under our 2006 Equity and Performance Incentive Plan and the severance agreements if: (1) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans or purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and excluding certain inadvertent purchases); (2) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (3) Sherwin-Williams closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or (4) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes good reason, in addition to the accelerated vesting of stock options and restricted stock described above, each will receive:

•

a lump sum severance payment in an amount equal to 3 times (with respect to Messrs. Connor, Morikis and Hennessy) or 2.5 times (with respect to Messrs. Davisson and Oberfeld) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the named executive for each of the three years prior to the date of termination or (ii) the named executive’s target cash incentive compensation for the year in which the termination occurs;

•

a lump sum amount equal to the prorata portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the target level of the performance goals;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•

an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments (provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount which would cause the excise tax to be assessed, the severance payments shall be reduced to a level which would cause no excise tax to apply).

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL TABLE

Event	C.M. Connor	J.G. Morikis	S.P. Hennessy	R.J. Davisson	S.J. Oberfeld
Normal and Early Retirement
Prorated annual cash incentive compensation	$1,508,000	N/A	N/A	N/A	$377,000

Total	$1,508,000	$0	$0	$0	$377,000

Involuntary Termination
Prorated annual cash incentive compensation	$1,508,000	$663,000	$516,000	$320,000	$377,000

Total	$1,508,000	$663,000	$516,000	$320,000	$377,000
Death
Prorated annual cash incentive compensation	$1,508,000	$663,000	$516,000	$320,000	$377,000
Accelerated stock options	3,731,323	1,335,348	1,045,826	507,195	1,005,530
Accelerated restricted stock	18,861,330	7,620,228	5,543,871	2,339,324	5,005,679
Life insurance proceeds	4,887,947	3,116,880	2,350,816	1,461,733	1,877,239

Total	$28,988,600	$12,735,456	$9,456,513	$4,628,252	$8,265,448

Disability
Prorated annual cash incentive compensation	$1,508,000	$663,000	$516,000	$320,000	$377,000
Accelerated stock options	3,731,323	1,335,348	1,045,826	507,195	1,005,530
Accelerated restricted stock	18,861,330	7,620,228	5,543,871	2,339,324	5,005,679
Disability benefits	733,192	467,532	352,622	250,583	321,812

Total	$24,833,845	$10,086,108	$7,458,319	$3,417,102	$6,710,021
Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$0	$0	$0

Change in Control
Accelerated stock options	$1,092,717	$437,092	$349,658	$131,125	$314,700
Accelerated restricted stock	14,472,581	6,084,300	4,518,488	1,395,810	4,062,165

Total	$15,565,298	$6,521,392	$4,868,146	$1,526,935	$4,376,865
Change in Control with Termination
Prorated annual cash incentive compensation	$1,508,000	$663,000	$516,000	$320,000	$377,000
Accelerated stock options	3,731,323	1,335,348	1,045,826	507,195	1,005,530
Accelerated restricted stock	18,861,330	7,620,228	5,543,871	2,339,324	5,005,679
Cash severance payment	8,922,960	4,642,660	3,612,112	1,688,324	2,465,052
Continued health care benefits	21,682	21,995	21,421	21,995	13,795
Outplacement services	122,199	77,922	58,770	41,764	53,635
Excise tax	0	4,725,457	0	0	2,982,564

Total	$33,167,494	$19,086,610	$10,798,000	$4,918,602	$11,903,255

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2011.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2) (c)
Equity compensation plans approved by security holders	9,857,695	(3)	$60.31	8,155,734
Equity compensation plans not approved by security holders	-0-		—	—

Total	9,857,695	(3)	$60.31	8,155,734

[1]

The amounts set forth in this column represent the number of shares of common stock that may be issued in connection with the exercise of outstanding stock options granted under The Sherwin-Williams Company 1994 Stock Plan, The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors, The Sherwin-Williams Company 2003 Stock Plan and The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan. Our 1994 Stock Plan, 1997 Stock Plan and 2003 Stock Plan have expired or have been terminated, although outstanding stock options and restricted stock continue in force in accordance with their terms.

[2]

The amounts set forth in this column include 8,028,500 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 127,234 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

[3]	At December 31, 2011, the 9,857,695 outstanding option rights had a weighted average expected term of 6.54 years.

PROPOSAL 2 — ADVISORY APPROVAL OF COMPENSATION OF NAMED EXECUTIVES

At our 2011 Annual Meeting of Shareholders, more than 96% of the votes cast were voted in support of our executive compensation program. This annual vote, commonly known as say-on-pay, gives our shareholders an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executives as disclosed in this Proxy Statement pursuant to SEC rules.

We are again asking our shareholders to indicate their support for this year’s say-on-pay vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and the executive compensation program and practices described in this Proxy Statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

Our history of strong corporate governance principles and practices, which has contributed to our long-term success, is also evident in our executive compensation program. We have continued to modify our compensation program to address evolving best practices, market compensation information and changing regulatory requirements. You may find a chart highlighting these executive compensation practices and recent modifications in the Executive Summary of the Compensation Discussion and Analysis.

We are focused on delivering sustained operating and financial performance results with the ultimate goal of creating and maximizing value for our shareholders. Our compensation program and practices have been designed to support our pay for performance philosophy. For 2011, 76% of the amounts of the principal compensation components for our named executives in the aggregate were variable and tied to performance or our stock price. Our compensation program and practices have been integral to our success in attracting and retaining an experienced and effective management team. Our five named executives have a combined experience of over 135 years with Sherwin-Williams — an average of 27 years per executive.

Consistent with our focus on delivering sustained long-term operating results and despite the recent recession, our diluted net income per common share increased from $2.04 per share in 2002 to $4.84 per share in 2011 (excluding $.70 per share for the IRS settlement), an annual compounded growth rate of 15.0%. In addition, over the past 10 years, our net sales grew at an average annual rate of 5.1%. Our shareholders have been rewarded for this performance over this 10-year period, enjoying an average annual return, including dividends, of 14.8%, compared to the average annual return for the S&P 500 of 2.9%. In addition, 2011 marked our 33rd consecutive year of increased dividends. The following table shows the total shareholder return, including the reinvestment of dividends, of Sherwin-Williams common stock compared to the S&P 500 over the past 10 years.

This advisory vote on executive compensation is not binding on us. However, the Board and the Compensation Committee highly value the opinions of our shareholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2 relating to the approval, on an advisory basis, of the compensation of the named executives.

PROPOSAL 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2007 EXECUTIVE PERFORMANCE BONUS PLAN

On October 19, 2011, the Board of Directors unanimously approved the amendment and restatement of The Sherwin-Williams Company 2007 Executive Performance Bonus Plan (the “Performance Plan”). The Performance Plan is an annual cash incentive plan for our executive officers and key employees. The Performance Plan has been in effect since January 1, 2007 and was last approved by our shareholders at our 2007 Annual Meeting of Shareholders.

The Performance Plan is designed as a vehicle for payments of cash incentive compensation that are intended to be fully deductible for federal income tax purposes by Sherwin-Williams under Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) limits the deductibility of compensation of “covered employees” to $1 million per year unless the compensation qualifies as “performance-based compensation.” Under Section 162(m), incentive compensation is eligible to be fully deductible if the material terms of the performance awards are approved by shareholders at least once every five years. Accordingly, we are asking our shareholders to approve the material terms of the performance awards in accordance with Section 162(m).

The complete text of the amended and restated Performance Plan is set forth as Appendix B to this Proxy Statement. We have:

•

added a recoupment or “clawback” provision clarifying that awards under the Performance Plan may be forfeited and repaid to Sherwin-Williams as determined by the Board in accordance with our Executive Adjustment and Recapture Policy;

•	increased the maximum amount payable to any participant to $5,000,000 per year; and

•	made certain other conforming and non-substantive changes to the Performance Plan.

Other than those changes, the principal features of the Performance Plan remain unchanged from those approved by our shareholders in 2007.

The following is a summary of the material features of the Performance Plan and is qualified by reference to the full text of the Performance Plan.

Purpose.

The purpose of the Performance Plan is to attract and retain key employees, incent participating employees for superior performance in producing results that increase shareholder value and encourage individual and team behavior that helps us achieve both short- and long-term corporate objectives.

Administration.

The Compensation and Management Development Committee of the Board is responsible for the general administration and interpretation of the Performance Plan. The Compensation Committee currently consists of five independent members of the Board who are also considered “outside directors” as required by Section 162(m). Except as may be required to satisfy the requirements of Section 162(m), the Compensation Committee may delegate administrative tasks to our employees to facilitate the proper administration of the Performance Plan. To the extent not otherwise restricted by Section 162(m) or delegated to our employees, the Compensation Committee shall also consider various recommendations from our Chief Executive Officer.

Eligibility and Participation.

The employees eligible to participate in the Performance Plan are our executive officers and such other key employees as are designated by the Compensation Committee. Approximately 140 employees currently are eligible to participate in the Performance Plan.

In order to meet the requirements of Section 162(m), there are several, generally more restrictive provisions that apply only to “162(m) Participants.” The 162(m) Participants are designated at the beginning of each year and are intended to include only those executive officers and key employees who are or are likely to become “covered employees” under Section 162(m). A participant who becomes eligible after the beginning of a year may participate in the Performance Plan as a 162(m) Participant beginning with the succeeding year, unless the participant becomes eligible and is approved by the Compensation Committee for participation during the first 90 days of the year.

Performance Goals.

The Compensation Committee will determine performance goals applicable to 162(m) Participants and executive officers, and our management will determine performance goals applicable to all other participants. Performance goals for 162(m) Participants will be determined within the first 90 days of each year. Performance goals are based upon financial performance measurements and may be company-wide objectives or objectives that are related to the performance of the individual participant or of a subsidiary, division, department or function within Sherwin-Williams or a subsidiary.

Performance goals may be stated as a combination of financial performance measurements and may differ from participant to participant and from award to award. The outcome of any performance goal must be substantially uncertain at the time such performance goal is established. The Compensation Committee will appropriately adjust any evaluation of performance under a performance goal to exclude any extraordinary non-recurring items as described in appropriate accounting principles or the effect of any changes in accounting principles, accounting standards or accounting statements issued by appropriate accounting authorities.

Financial performance measurements are limited to the following:

•    cash flow

•    cost of capital

•    customer services

•    debt reduction

•    earnings

•    earnings before interest and taxes

•    earnings before interest, taxes, depreciation and amortization

•    earnings per share

•    economic value added

•    expenses

•    facilities open

•    free cash flow

•    gallon growth

•    interest coverage

•    inventory management

•    net income

•    net profit margin

•    operating cash flow

•    operating income

•    operating profit margin

•    pretax earnings

•    productivity improvement

•    profit after tax

•    proforma net income

•    reduction of fixed costs

•    return on assets

•    return on equity

•    return on invested capital

•    return on sales

•    revenues

•    sales

•    sales per dollar of assets

•    sales per employee

•    shareholder return

•    total debt to capitalization

•    working capital

Our Chief Executive Officer recommends, subject to the Compensation Committee’s approval, the process for measuring corporate performance and results. This recommendation may include (a) the organizational level of performance measurement (for example, corporate, business unit, division, product line or another level), (b) specific performance measures for each organizational level, and (c) specific performance goals for each organizational level. Once approved, performance goals normally may not be changed during the year. However, if external changes or other unanticipated business conditions have materially affected the fairness of the performance goals, then appropriate adjustments may be made to the performance goals during the year. In the case of 162(m) Participants, no adjustment may be made to the performance goals that would have the effect of increasing the amount that would otherwise be paid.

Target Award Determination.

Our Chief Executive Officer may recommend, subject to the Compensation Committee’s approval, each participant’s target award. Once a participant’s target award is established by the Compensation Committee, the target award shall be set forth in writing.

Payout Formula Determination.

The Compensation Committee annually establishes a payout formula or formulae for purposes of determining awards payable to participants. The payout formula(e) for 162(m) Participants will: (a) be set forth in writing within the first 90 days of the year, (b) be based on a comparison of actual performance to annual performance goals, and (c) provide an objective method for computing the amount of compensation payable to each 162(m) Participant based on the level of achievement of the performance goals (subject to the Compensation Committee’s discretion to reduce, but not to increase, the amount payable).

For participants other than 162(m) Participants, the payout formula(e) will also take into consideration individual performance objectives. Individual performance objectives are subjective and/or qualitative in nature and generally relate to the participant’s job function. Individual performance objectives are also tied to overall corporate or organizational level objectives that are designed to increase shareholder value. For 162(m) Participants, awards are based only on appropriate corporate or business group financial performance goals and do not involve an evaluation of individual performance objectives.

Payments.

Awards are computed for each participant after the end of each year. The Compensation Committee will certify in writing the extent to which the performance goals applicable to each 162(m) Participant were achieved or exceeded. The award for each 162(m) Participant is determined by applying the payout formula(e) to the level of actual performance that has been certified by the Compensation Committee. The Compensation Committee has the discretion to reduce (but not to increase) the incentive compensation award calculated for any 162(m) Participant based upon factors the Compensation Committee may establish. In addition, except with respect to 162(m) Participants, the Compensation Committee may approve, on our Chief Executive Officer’s recommendation, the payout of awards on a discretionary basis if performance goals are not achieved.

Participants must be actively employed on the last day of the year to receive an award for that year. A participant may also be eligible, subject to the discretion of the Compensation Committee and Section 162(m), to receive an award in the event the participant’s employment terminated as a result of the participant’s death, disability, retirement, a reduction in force or the participant’s transfer to a non-included affiliate during the year, except to the extent that such action would cause an award to a 162(m) Participant to fail to qualify as performance-based compensation under Section 162(m) of the Code. All awards will be paid in cash as soon as practicable following the determination and written certification of the awards earned for a year. In no event will the amount payable to a participant for any year exceed $5,000,000.

Clawback.

The amended and restated Performance Plan adds a recoupment or “clawback” provision, which clarifies that awards under the Performance Plan may be forfeited and repaid to Sherwin-Williams as determined by the Board in accordance with our Executive Adjustment and Recapture Policy.

Amendment and Termination.

The Compensation Committee may amend, modify, suspend or terminate the Performance Plan, in whole or in part, at any time, but no amendment, modification, suspension or termination shall be made which: (a) impairs any payments to participants made prior to such amendment, modification, suspension or termination, unless the Compensation Committee determines that the amendment or modification is in the best interests of all participants to whom awards have been granted and that the amendment or modification will not result in an increase of any awards or (b) causes awards that are, or may become, payable under the Performance Plan to 162(m) Participants to fail to qualify as performance-based compensation under Section 162(m) of the Code.

Effective Date.

The Performance Plan was originally effective on January 1, 2007. The amended and restated Performance Plan became effective on January 1, 2012 and shall remain in effect until such time as Sherwin-Williams may decide to terminate the Performance Plan. The provisions of the Performance Plan are intended to comply with Section 162(m) of the Code and shall only become effective upon approval by our shareholders and shall remain effective until the first shareholders’ meeting in 2017, subject to any further shareholder approvals (or re-approvals) mandated for performance-based compensation under Section 162(m) of the Code, and further subject to the right of the Board to terminate the Performance Plan as described above.

The Board of Directors unanimously recommends a vote “FOR” Proposal 3 relating to the approval of the amendment and restatement of the 2007 Executive Performance Bonus Plan.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012. Ernst & Young LLP acted as our independent registered public accounting firm for the fiscal year ended December 31, 2011. Additional information regarding the services provided to us by Ernst & Young LLP during 2011 is set forth below under the heading entitled “Matters Relating to the Independent Registered Public Accounting Firm.”

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 4 relating to the ratification of the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm.

MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Ernst & Young LLP.

The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2010 and December 31, 2011.

	2011	2010
Audit Fees	$2,861,500	$2,254,000
Audit-Related Fees	131,000	131,000
Tax Fees	178,000	-0-
All Other Fees	-0-	-0-

Total	$3,170,500	$2,385,000

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

Audit Fees.    These are fees for professional services rendered by Ernst & Young LLP for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting; the review of financial statements included in our Quarterly Reports on Form 10-Q; certain audits of foreign subsidiary financial statements required by local statutes; and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, consultation on accounting matters in foreign jurisdictions and consultation on financial accounting and reporting.

Tax Fees.    These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance in foreign jurisdictions and consulting on tax planning matters.

All Other Fees.    These are fees for other services rendered by Ernst & Young LLP that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-approval Policy.

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young LLP prior to their engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young LLP during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The Chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

None of the fees paid to Ernst & Young LLP under the categories Audit-Related, Tax and All Other were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

PROPOSAL 5 — SHAREHOLDER PROPOSAL RELATING TO MAJORITY VOTING

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of 1,131 shares of common stock, has submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

Director Election Majority Vote Standard Proposal.

Resolved:    That the shareholders of Sherwin-Williams Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:    Sherwin-Williams’ Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. Under the company’s current plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past six years, nearly 80% of the companies in the S&P 500 Index has adopted a majority vote standard in company bylaws, articles of incorporation, or charters. Further, these companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. However, Sherwin-Williams’ Board of Directors has persistently opposed the adoption of a majority vote standard. Despite the Board’s opposition, the majority vote standard proposal has received strong shareholder support in previous years at Sherwin-Williams.

The Sherwin-Williams Board of directors has not established a majority vote standard, retaining its plurality vote standard, despite the fact that many of its self-identified peer companies including Avery Dennison, Eastman Chemical, Fortune Brands, Leggett & Plat, Masco Corporation and Weyerhaeuser have adopted majority voting. A majority vote standard combined with the Company’s current post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Sherwin-Williams, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream of major U.S. companies and establish a majority vote standard for uncontested director elections.

Sherwin-Williams’ Response.

This proposal requests that we adopt a voting standard for director elections that differs from the plurality voting standard, the current default standard under Ohio law. The plurality voting standard provides that the nominees who receive the most affirmative votes are elected to serve as directors.

After careful consideration, the Board recommends a vote against this proposal because:

•	our shareholders rejected this proposal at our 2008, 2009, 2010 and 2011 Annual Meetings;

•	we implemented a majority voting policy in 2006;

•	our corporate governance practices already ensure that our directors are highly qualified; and

•	the ramifications of majority voting are not completely understood.

Our Shareholders Rejected this Proposal at Our 2008, 2009, 2010 and 2011 Annual Meetings.    This shareholder presented this proposal at the past four consecutive Annual Meetings, and our shareholders rejected the proposal each time. Notwithstanding the clear vote of our shareholders, this shareholder is presenting the proposal for the fifth year in a row.

We Have Already Implemented a Majority Voting Policy.    In order to address concerns relating to director candidates who do not receive a majority of the votes cast, we adopted a majority voting policy on July 19, 2006. Our policy is posted in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. Our policy provides that, in an uncontested election, any director nominee who receives a greater number of “withheld” votes than “for” votes is required promptly to submit his resignation. In addition:

•	The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or take some other action.

•	The Board will act on the Nominating Committee’s recommendation no later than the next scheduled Nominating Committee meeting (within 120 days from the shareholder vote).

•	The director who tendered his resignation will not participate in the Nominating Committee’s recommendation or the Board’s consideration of the tendered resignation.

•	We will promptly and publicly disclose the Board’s decision and process in a report filed with the SEC.

We believe our policy strikes an appropriate balance in ensuring that our shareholders continue to have a meaningful role in electing directors while preserving the ability of the Board to exercise its independent judgment and to consider all relevant factors in accepting the resignation of a director opposed by shareholders.

Our Current Process Elects Highly Qualified Directors.    Adoption of a strict majority voting standard seems especially unwarranted and unnecessary in our case. We have a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of Sherwin-Williams and our shareholders. The Nominating Committee is composed entirely of independent directors, and all of the members of the Board, other than our Chairman and Chief Executive Officer, are independent. The Nominating Committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by shareholders. As a result of these practices, our shareholders have consistently elected highly qualified directors with a diverse set of experiences, qualifications, attributes and skills.

Changing our current voting system to strict majority voting would have had no effect on director elections during any of the past 10 years. The Board believes that the votes over this period reflect our shareholders’ confidence in the Board and in our strong corporate governance protections.

The Ramifications Are Not Completely Understood.    The legal community, shareholder advocates, governance experts, public companies and other groups continue to evaluate the consequences of majority voting. Plurality voting has long been the accepted standard, and the rules governing plurality voting are well established and widely understood. A majority voting standard involves potential issues for which there is little precedent. Any change in voting standards should not be undertaken without a complete understanding of the full ramifications of its adoption.

We have been proactive in monitoring, and we will continue to monitor, the ongoing debate and developments on this topic. Congress decided not to mandate majority voting as part of the Dodd-Frank Act. We do not believe that our interests, or our shareholders’ interests, would be best served by adopting majority voting at this time and abandoning a director election process that has served Sherwin-Williams well to date.

We do not believe that a majority voting standard would significantly improve our corporate governance practices or lead to improved company performance.

The Board of Directors unanimously recommends that you vote “AGAINST” Proposal 5 relating to majority voting.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as to each director and nominee, each named executive and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2011. All of the directors, nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below. No director, nominee or executive officer beneficially owns any shares of ESOP serial preferred stock.

Name of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned(1,2,3,4,5)	Percent of Common Stock Beneficially Owned
A. F. Anton	10,880	*
J. C. Boland	14,594	*
C. M. Connor	1,573,607	1.50%
R. J. Davisson	40,981	*
S. P. Hennessy	274,322	*
D. F. Hodnik	11,980	*
T. G. Kadien	7,471	*
R. J. Kramer(6)	500	*
S. J. Kropf	11,730	*
A. M. Mixon, III	13,261	*
C. E. Moll(7)	40,659	*
J. G. Morikis	312,642	*
S. J. Oberfeld	263,755	*
R. K. Smucker	30,057	*
J. M. Stropki, Jr.	6,310	*
All directors and executive officers as a group	3,393,390	3.21%

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]

The amounts listed include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares included in units held under our Employee Stock Purchase and Savings Plan: Mr. Connor (47,723), Mr. Davisson (7,336), Mr. Hennessy (17,892), Mr. Morikis (16,184), Mr. Oberfeld (27,162) and all executive officers as a group (194,630). Shares of common stock held under our Employee Stock Purchase and Savings Plan are not directly allocated to individual participants of the plan, but instead are held in a separate fund. Participants acquire units of this fund. The fund also holds short-term investments, the amount of which fluctuates on a daily basis. The number of shares of common stock shown as being held by the executive officers in the plan is the approximate number of shares in the fund allocable to each executive officer. The number of shares allocable to each executive officer fluctuates on a daily basis based upon the amount of short-term investments held in the fund and the market value of our common stock.

[2]

The amounts listed include the following number of shares of common stock owned by immediate family members of the directors and executive officers, for which each such person disclaims beneficial ownership: Mr. Moll (340), Mr. Stropki (2,000) and all directors and executive officers as a group (2,340).

[3]	The amounts listed include shares of restricted stock owned.

[4]

The amounts listed include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2011, through the exercise of stock options: Mr. Connor (996,667), Mr. Davisson (7,500), Mr. Hennessy (131,228), Mr. Mixon (7,000), Mr. Morikis (151,652), Mr. Oberfeld (141,256), Mr. Smucker (3,500) and all directors and executive officers as a group (1,893,005).

[5]

The amounts listed do not include the following approximate number of shares of shadow stock owned by directors under our Director Deferred Fee Plan: Mr. Boland (25,803), Mr. Kadien (1,160), Mrs. Kropf (12,645), Mr. Mixon (35,638) and all directors as a group (75,246). Under our Director Deferred Fee Plan, nonemployee directors may defer payment of all or a portion of their director fees into a shadow stock account. Shares of shadow stock are credited to a separate account in which directors acquire units. Units are payable only in cash. The number of shares of shadow stock allocable to the directors fluctuates on a daily basis based upon the market value of our common stock. Directors have no voting rights associated with shadow stock, and ownership of shadow stock does not result in any beneficial ownership of common stock.

[6]	Information for Mr. Kramer is as of February 15, 2012, the date he was nominated to be elected as a director.

[7]	Includes 2,000 shares owned by the MTD Holdings Inc pension fund, of which Mr. Moll is a trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as to each beneficial owner known to us to own more than five percent of each class of voting securities, information regarding shares owned by each as of the most recent practicable date.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	16,508,933(1)	15.9%
Massachusetts Financial Services Company 500 Boylston Street Boston, Massachusetts 02116	7,977,867(2)	7.7%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,458,866(3)	5.3%

ESOP Serial Preferred Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	160,273(4)	100%

[1]

The shares of common stock reflected in the table are owned at December 31, 2011. Shares of common stock owned pursuant to our Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares (along with any unallocated shares held in the plan) in the same proportion as it votes those shares for which it receives proper instructions.

[2]

Based on a Schedule 13G filed on January 27, 2012, Massachusetts Financial Services Company and/or certain other entities (“MFS”) owned 7,977,867 shares of common stock at December 31, 2011. Of the total shares, MFS had sole dispositive power over all of the shares, sole voting power over 6,480,754 shares, and shared voting power and shared dispositive power over none of the shares.

[3]

Based on a Schedule 13G filed on February 8, 2012, The Vanguard Group, Inc. (“Vanguard”) owned 5,458,866 shares of common stock at December 31, 2011. Of the total shares, Vanguard had sole voting power over 123,255 shares, shared voting power over none of the shares, sole dispositive power over 5,335,611 shares, and shared dispositive power over 123,255 shares.

[4]

The shares of ESOP serial preferred stock reflected in the table are owned at December 31, 2011. Shares of ESOP serial preferred stock are held in an unallocated account in our Employee Stock Purchase and Savings Plan. Shares are voted by the trustee in the same proportion as unallocated shares of common stock are voted, as described in footnote 1 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our equity securities with the SEC. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2011.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

As part of our Business Ethics Policy, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board of Directors recognizes that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sherwin-Williams was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating and Corporate Governance Committee of the Board is responsible to review and approve these transactions.

In response to an annual questionnaire, directors, director nominees and executive officers are required to submit to the Nominating Committee a description of any current or proposed transaction and provide updates during the year. In addition, we will provide any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding transactions to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions may be presented for approval at the next meeting, or where it is not practicable or desirable to wait until the next meeting, to the Chair of the Nominating Committee (who will possess delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Nominating Committee for its action, which may include termination, amendment or ratification of the transaction.

The Nominating Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as is determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Sherwin-Williams will disclose all related person transactions in its securities filings. No reportable transactions existed during 2011, and there are currently no such proposed transactions.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Proposals to Be Included in the Proxy Statement.

Under SEC rules, shareholder proposals must be received at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 8, 2012 in order to be considered for inclusion in the proxy materials relating to the 2013 Annual Meeting of Shareholders. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not to Be Included in the Proxy Statement.

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting of Shareholders, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices at 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and the Annual Meeting is held on a date more than ten calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific requirements for the notice. You can access a copy of our Regulations in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin- Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2011 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

ANNUAL REPORT ON FORM 10-K

We will provide to each shareholder who is solicited to vote at the 2012 Annual Meeting of Shareholders, upon the request of such person and without charge, a copy of our 2011 Annual Report on Form 10-K. Please write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

APPENDIX A

THE SHERWIN-WILLIAMS COMPANY

Board of Directors

Director Independence Standards

The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sherwin-Williams). In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.	In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if: (i) the director is, or has been within the last three years, an employee of Sherwin-Williams; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of Sherwin-Williams; (iii) the director has received, or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Sherwin-Williams, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director is a current partner or employee of Sherwin-Williams’ independent auditor, or an immediate family member of the director is a current partner of Sherwin-Williams’ independent auditor; (v) an immediate family member of the director is a current employee of Sherwin-Williams’ independent auditor and personally works on Sherwin-Williams’ audit, or the director or an immediate family member of the director was within the last three years a partner or employee of Sherwin-Williams’ independent auditor and personally worked on Sherwin-Williams’ audit within that time; or (vi) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Sherwin-Williams’ present executive officers at the same time serves or served on that company’s compensation committee.

2.	In addition to the relationships described in paragraph 1, audit committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from Sherwin-Williams or any of its subsidiaries or (ii) be an affiliated person of Sherwin-Williams or any of its subsidiaries. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.

The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets; (iii) if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Sherwin-Williams’ or Sherwin-Williams’ Foundation’s discretionary charitable contributions (Sherwin-Williams’ Foundation matching of employee charitable contributions will not be included in the amount of

A-1

the Foundation’s contributions for this purpose) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues; (iv) if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor; (v) if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or (vi) if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except as set forth in paragraph 1 above regarding compensation committee interlocks).

4.	For relationships not covered by the categorical standards in paragraphs 1 and 3, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 3. Sherwin-Williams will explain in its next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 3 above.

5.	The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with Sherwin-Williams to enable the Board to evaluate the director’s independence.

6.	Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business, charitable and other relationships between directors (including immediate family members) and Sherwin-Williams and its affiliates.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

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APPENDIX B

THE SHERWIN-WILLIAMS COMPANY 2007

EXECUTIVE PERFORMANCE BONUS PLAN

(As Amended and Restated Effective January 1, 2012)

1.	Purpose of the Plan. The purpose of The Sherwin-Williams Company 2007 Executive Performance Bonus Plan (As Amended and Restated Effective January 1, 2012) (the “Plan”) is to attract and retain key executives for The Sherwin-Williams Company, an Ohio corporation (the “Company”), and its Subsidiaries (as hereinafter defined) and to incent such persons for superior performance in producing results that increase shareholder value, as well as to encourage individual and team behavior that helps the Company achieve both short- and long-term corporate objectives. The Plan is intended to provide performance-based compensation to certain individuals as further described herein that is fully deductible by the Company under federal tax law and is to be interpreted and operated accordingly.

2.	Definitions.

a.	“162(m) Participant” means those eligible individuals who are or are likely to become “Covered Employees” within the meaning of Section 162(m)(3) of the Code, as designated by the Committee.

b.	“Award” means, with respect to each Participant, the award determined pursuant to Section 8 below for a Plan Year. Each Award is determined by a Payout Formula or Payout Formulae for the applicable Plan Year, subject to the Committee’s authority under Section 8 to eliminate, reduce or adjust the Award otherwise payable.

c.	“Base Salary” means, as to any Plan Year, the Participant’s actual salary paid during the Plan Year. Such Base Salary shall be determined before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

d.	“Board” means the Board of Directors of the Company.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

f.	“Committee” means the Compensation and Management Development Committee of the Board, or a sub-committee of that Committee, which shall, with respect to payments hereunder intended to qualify as Performance-Based Compensation, consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m) and Section 1.162-27(e)(3) of the Regulations.

g.	“Determination Date” means the latest possible date, but in no event more than 90 days from the commencement of the Plan Year, that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation.

h.	“Individual Performance Objectives” means the goal(s) applicable to a Participant which are subjective and/or qualitative in nature and do not otherwise constitute Performance Goals.

i.	“Maximum Award” means, as to any Participant for any particular Plan Year, $5 Million and 00/100 Dollars ($5,000,000.00).

j.	“Participant” means an eligible executive or key employee of the Company or a Subsidiary participating in the Plan for a particular Plan Year as determined pursuant to Section 4.

k.	“Payout Formula(e)” means as to any Plan Year, the objective formula, formulae or payout matrix or matrices established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula(e), matrix or matrices may differ from Participant to Participant.

l.	“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

m.	“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award shall be based upon the Performance Measurements and may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of a Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may be stated as a combination of Performance Measurements and may differ from Participant to Participant and from Award to Award. The outcome of any Performance Goal must be substantially uncertain at the time such Performance Goal is established by the Committee. The Committee shall appropriately adjust any evaluation of performance under a Performance Goal to exclude: (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable Plan Year in order to comply with Opinion No. 30; (ii) the effect of any changes in accounting standards and principles pursuant to GAAP; or (iii) the effect of any statements issued by the Financial Accounting Standards Board or its constituent committees.

n.	“Performance Measurements” means performance with respect to cash flow; cost of capital; customer services; debt reduction; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic value added; expenses; facilities open; free cash flow; gallon growth; interest coverage; inventory management; net income; net profit margin; operating cash flow; operating income; operating profit margin; pretax earnings; productivity improvement; profit after tax; proforma net income; reduction of fixed costs; return on assets; return on equity; return on invested capital; return on sales; revenues; sales; sales per dollar of assets; sales per employee; shareholder return; total debt to capitalization; and/or working capital.

o.	“Plan Year” means the Company’s fiscal year.

p.	“Regulations” means the Treasury Regulations promulgated under the Code, as amended from time to time.

q.	“Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by Regulations, notice or otherwise.

r.	“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

s.	“Target Award” means the target award payable under the Plan to a Participant for a Plan Year, expressed as a percentage of his or her Base Salary or a specific dollar amount, as may be determined by the Committee in accordance with Section 6.

3.	Plan Administration.

a.	The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions.

b.	Subject to the requirements for qualifying compensation as Performance-Based Compensation:

i.	the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan; and

ii.	except as the Committee may otherwise delegate such tasks to Company employees, the Committee shall, based on recommendations by the Chief Executive Officer:

1.	select from the employees of the Company or a Subsidiary, those employees who shall be Participants;

2.	make Awards in the forms and amounts as the Committee shall determine;

3.	impose such limitations, restrictions and conditions upon such Awards as the Committee shall deem appropriate;

4.	interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan;

5.	correct any defect or omission or reconcile any inconsistency in the Plan or in any Award granted hereunder; and

6.	make all other necessary determinations and take all other actions as the Committee deems necessary or advisable for the implementation and administration of the Plan.

c.	Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.	Eligibility. The employees eligible to participate in the Plan for a given Plan Year shall be executive officers and such other key employees of the Company or a Subsidiary as are designated by the Committee; provided, however that such Committee designation shall take into consideration recommendations made by the Chief Executive Officer. No person shall be automatically entitled to participate in the Plan. Subject to Section 9, an employee who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year.

5.	Performance Goal Determination.

a.	Subject to Section 9, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the process for measuring corporate performance and results. Such recommendation may include, but shall not be limited to: (i) the organizational level of performance measurement, e.g. corporate, business unit, division, product line or another level, either singly or in combination; (ii) specific measures of performance for each organizational level; and (iii) specific Performance Goals for each organizational level. In addition, except as provided in Section 9, Individual Performance Objectives may be included as components of an Award.

b.	Such Performance Goals and, except as provided in Section 9, Individual Performance Objectives, shall be set forth in writing prior to the Determination Date.

c.	Once established, Performance Goals and Individual Performance Objectives shall not be changed during the Plan Year; provided, however, except as set forth in Section 9, if the Committee, after consulting with the Chief Executive Officer, determines that external changes or other unanticipated business conditions have materially affected the fairness of the Performance Goals or Individual Performance Objectives, then appropriate adjustments may be made to the Performance Goals and/or Individual Performance Goals (either up or down) during the Plan Year.

6.	Target Award Determination. Subject to Section 9, the Chief Executive Officer may recommend, subject to the approval of the Committee in its sole discretion, each Participant’s Target Award. Once a Participant’s Target Award is established by the Committee in this manner, the Target Award shall be set forth in writing prior to the Determination Date.

7.	Determination of Payout Formula(e). On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Payout Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula with respect to 162(m) Participants shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, and (c) provide an objective method for computing the amount of compensation payable to each 162(m) Participant based on the level of achievement of the Performance Goals, subject to the Committee’s discretion to reduce (but not increase) the amount payable to any 162(m) Participant. Each Payout Formula with respect to Participants other than 162(m) Participants shall also take into consideration performance with respect to Individual Performance Objectives.

8.	Determination of Awards; Award Payment.

a.	Determination and Certification. After the end of each Plan Year, Awards shall be computed for each Participant, and the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each 162(m) Participant for the Plan Year were achieved or exceeded. The Award for each 162(m) Participant shall be determined by applying the Payout Formula(e) to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any 162(m) Participant below that which otherwise would be payable under the Payout Formula(e).

b.	Adjustment of Determination. Notwithstanding Section 8(a), except as provided in Section 9, if Performance Goals are not achieved, the Chief Executive Officer may recommend, subject to approval of the Committee, payment of awards on a discretionary basis.

c.	Right to Receive Payment. Participants must be actively employed by the Company or a Subsidiary on the last day of the Plan Year to receive an Award for that Plan Year; provided, however, that, subject to Section 9, a Participant who is not employed on the last day of the Plan Year as a result of the Participant’s death, disability, retirement, a reduction in force directly affecting the Participant or the Participant’s transfer to a non-included Subsidiary during the Plan Year, shall nonetheless be eligible to receive an Award, which Award shall be determined solely with respect to amounts of Base Salary earned by the Participant during the period of the Plan Year in which he/she was a Participant. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in the Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

d.	Form of Distributions. The Company shall distribute all Awards to the Participants in cash.

e.	Timing of Distributions. Subject to a valid deferral election under a Company-sponsored deferred compensation plan, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Plan Year, but in no event later than two and one-half months after the end of the applicable Plan Year.

9.	Additional Restrictions with Respect to Performance-Based Compensation.

a.	The provisions of this Section 9 shall only apply to 162(m) Participants. In the event of any inconsistencies between this Section 9 and any other provisions of the Plan, the provisions of this Section 9 shall control.

b.	A 162(m) Participant who becomes eligible after the beginning of a Plan Year may participate in the Plan beginning with the succeeding Plan Year, unless such Participant becomes eligible and is approved by the Committee for participation during the first 90 days of the current Plan Year.

c.	The Committee shall determine the Payout Formula(e) and Performance Goals for the Plan Year in writing no later than 90 days after the beginning of the Plan Year. The Payout Formula(e) must establish the maximum available funding pool and must be based on the achievement of Performance Measurements. In no event shall the Payout Formula(e) be based on the achievement of Individual Performance Objectives.

d.	Once established, Performance Goals shall not be changed during the Plan Year, except as provided in Section 2(m) of the Plan. 162(m) Participants shall not receive any payout pursuant to this Section 9 if the Performance Goals established by the Committee under the Payout Formula(e) are not met.

e.	The Committee may not increase the amount payable under the Payout Formula(e) or with respect to an Award, but retains the discretionary authority to reduce such amount or Award.

The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate or business unit objectives or Individual Performance Goals.

f.	Notwithstanding anything to the contrary in this Section 9, in no event shall a Participant’s Award for any Plan Year exceed the Maximum Award.

10.	Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, modification, suspension or termination shall be made which would (a) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (b) with respect to 162(m) Participants, cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in the Plan.

11.	Withholding. Distributions pursuant to the Plan shall be subject to all applicable federal, state, local and other tax and withholding requirements.

12.	At-Will Employment. No statement in the Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should the Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company or a Subsidiary and its employees. The employment relationship between the Company or a Subsidiary and its employees is terminable at-will. This means that an employee or the Company or a Subsidiary may terminate the employment relationship at any time and for any reason or no reason.

13.	Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.	Nonassignment. The rights of a Participant under the Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

15.	Governing Law. The Plan shall be governed by the laws of the State of Ohio.

16.	Section 162(m) of the Code. It is intended that the Plan comply with the provisions of Section 162(m). The Plan shall be administered in a manner consistent with this intent with respect to the 162(m) Participants. To the extent the Plan should fail for any reason to satisfy Section 162(m), the Company reserves the right to pay any amounts which would otherwise be payable to 162(m) Participants notwithstanding the lack of deductibility with respect to such payments.

17.	Section 409A of the Code. To the extent applicable, it is intended that the Plan be exempt from, or comply with, the provisions of Section 409A of the Code. The Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).

18.	Recapture Provisions. An Award (or any part thereof) may be forfeited and repaid to the Company upon such terms and conditions as may be determined by the Board in accordance with the Company’s Executive Adjustment and Recapture Policy, as may be amended from time to time, or any successor policy or otherwise.

19.	Effective Date. The Sherwin-Williams Company 2007 Executive Performance Bonus Plan was originally effective January 1, 2007. The amended and restated Plan shall become effective January 1, 2012, and shall remain in effect until such time the Company may decide to terminate the Plan; provided, however, that the provisions of this Plan are intended to comply with Section 162(m), and shall only become effective upon approval by the Company’s shareholders, and shall remain effective until the first shareholders’ meeting in 2017, subject to any further shareholder approvals (or re-approvals) mandated for Performance-Based Compensation under Section 162(m), and further subject to the right of the Board to terminate the Plan as provided in Section 10.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Internet or telephone vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/shw

Use the Internet to vote your proxy until

11:00 p.m. (EDT) on April 17, 2012.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy

until 11:00 p.m. (EDT) on April 17, 2012.

MAIL – Mark, sign and date your proxy

card and return it in the postage-paid

envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò    Please detach here    ò

The Board of Directors recommends a vote “FOR” Items 1 through 4.

1.	Election of directors:	01 A.F. Anton 04 T.G. Kadien 07 A.M. Mixon, III 02 C.M. Connor 05 R.J. Kramer 08 R.K. Smucker 03 D. F. Hodnik 06 S. J. Kropf 09 J.M. Stropki, Jr.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory approval of compensation of the named executives.	☐	For	☐	Against	☐	Abstain

3.	Amendment and restatement of 2007 Executive Performance Bonus Plan.	☐	For	☐	Against	☐	Abstain

4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2012.	☐	For	☐	Against	☐	Abstain

The Board of Directors recommends a vote “AGAINST” Item 5.

5.	Shareholder proposal relating to majority voting.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1 THROUGH 4 AND “AGAINST” ITEM 5.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this proxy card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this proxy card.

ADMISSION TICKET

2012 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 18, 2012, 9:00 A.M.

Landmark Conference Center

927 Midland Building

101 West Prospect Avenue

Cleveland, Ohio

This is your admission ticket to the Annual Meeting. This admission ticket only admits the shareholder identified on the reverse side and is non-transferable. We may also ask you to present valid photo identification to enter the Annual Meeting.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 18, 2012. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://proxymaterials.sherwin.com

PROXY/VOTING INSTRUCTION CARD

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS – APRIL 18, 2012

The undersigned hereby appoints C.M. CONNOR, S.P. HENNESSY and L.E. STELLATO, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock and ESOP serial preferred stock of The Sherwin-Williams Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held April 18, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan, and by the trustee of our Employee Stock Purchase and Savings Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our Employee Stock Purchase and Savings Plan. If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of our Employee Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 13, 2012, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

See reverse for voting instructions.